Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

Exhibit 10.12

License Agreement

by and between

PARI PHARMA GmbH

and

Genoa Pharmaceuticals, Inc.

April 3, 2017

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (“Agreement”) is effective as of April 3, 2017 (the “Effective Date”), and is by and between GENOA PHARMACEUTICALS, INC., a Delaware corporation having its principal place of business at 12670 High Bluff Drive, San Diego, CA 92130, USA (“Genoa”), and PARI PHARMA GmbH, a German corporation having its principal place of business at Moosstrasse 3, D-82319 Starnberg, Germany (“PARI”). Genoa and PARI are individually a “Party” or collectively “Parties.”

RECITALS

Whereas, PARI is the owner of all right, title and interest in or otherwise has the right to license certain Patents and Information (including Know-How) related to the Device and any Accessory (each as hereinafter defined);

Whereas, the Parties wish to collaborate in the development of the Drug Product(s) for delivery using the Device in the Field in the Territory (each as hereinafter defined); and

Whereas, PARI desires to grant, and Genoa desires to accept, the License (as hereinafter defined) to develop and commercialize the Drug Product(s) for delivery exclusively using the Device in the Field in the Territory on the terms and conditions set forth herein.

AGREEMENT

Now, Therefore, for and in consideration of the above-described recitals, the mutual covenants of the Parties hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties, the Parties hereto, intending to be legally bound, enter into the agreements contained herein.

1.
DEFINITIONS.

For purposes of this Agreement, the following terms shall have the meanings set forth below:

“AAA” shall have the meaning set forth in Section 13.2 (Arbitration).

“Accessor(y)/(ies)” shall mean any proprietary accessory owned or controlled by PARI and that is provided to patients separately from, but intended to be utilized with, the Device as listed in Schedule F. For the avoidance of doubt, Accessor(y)/(ies) do not include Drug Product(s).

“Accessory Know-How” shall mean [***].

“Accessory Patent(s)” shall mean any Patent which is owned, licensed or otherwise controlled by PARI or any of its Affiliates as of the Effective Date or during the Term and is necessary or useful to Exploit any Accessory in the Territory.

“Act” means the United States Food, Drug and Cosmetic Act and applicable regulations promulgated thereunder, as they may be amended or supplemented from time to time, or an equivalent application under any successor laws or regulations.

“Action” shall have the meaning as set forth in Section 10.3 (Indemnification Procedures).

“Additional Specifications” shall have the meaning set forth in Section 9.4 (Commercial Specifications).

“Affiliate” means, with respect to either Party or any third party, any person or entity which, directly or indirectly, controls, is controlled by, or is under common control with, the specified Party or such third party. For the purposes of this definition, the term “control,” as applied to any person or entity, means the ownership or control, directly or indirectly, of 50% or more of all of the voting power of the shares (or other securities or rights) entitled to vote for the election of directors or other governing authority; provided, however, that such entity shall be considered an “Affiliate” only during the time that such “control” exists. For clarity, venture investors of Genoa and their portfolio companies (unless such portfolio companies independently meet the Affiliate definition) shall not be considered Affiliates of Genoa regardless of the capital structure of Genoa.

“Annual Minimum Royalties” shall have the meaning set forth in Section 5.5 (Annual Minimum Royalties).

“Bankruptcy Code” shall have the meaning set forth in Section 11.6 (Section 365(n) of the Bankruptcy Code).

“Baseline Exchange Rate” shall have the meaning set forth in Section 9.3.3 (Exchange Rate).

“[***] Patents” shall have the meaning set forth in Section 8.3.1 (Intellectual Property).

“Business Day” means each day of the week other than Saturday, Sunday or a federal or state holiday in the United States or Germany.

“CAC” means the Change Advisory Committee referred to in Section 3.1.2 (New Features and Design Improvements).

“Change of Control Transaction” shall mean the consolidation or merger of Genoa with or into any other corporation, corporations, or other entities, or a sale, conveyance, or a sublicense of a majority of its rights and obligations under this Agreement to a third party, or disposition of all or substantially all of the assets of Genoa, or the effectuation by Genoa of a transaction or series of transactions in which at least [***] of the voting power of Genoa is sold in connection with such transaction(s). For clarity, a financing transaction by Genoa, either as a private equity financing or public offering, shall not be deemed a Change of Control Transaction, unless as part of such financing, a pharmaceutical or other strategic buyer company purchases more than [***] of Genoa’s voting power.

“Claim” means any charge, allegation, notice, civil, criminal or administrative claim, demand, complaint, cause of action, or Proceeding.

“Combination Product” shall have the meaning set forth in Section 3.1.1 (General Development and Commercialization Responsibilities).

“[***]” shall mean any Product [***].

“Commercially Reasonable Efforts” means [***].

“Committee” shall have the meaning set forth in Section 4.1 (Formation; General Authority).

“Confidential Information” means all confidential and/or proprietary Information of a Party that is disclosed to the other Party under this Agreement, which may include specifications, Know-How, trade secrets, legal information, technical information, drawings, designs, models, prices and pricing policies, marketing practices, customer lists, business information, regulatory strategies, inventions, discoveries, methods, procedures, source code, object code, databases, data structures, pseudocode, protocols, techniques, data, and unpublished patent applications, whether disclosed in oral, written, graphic, or electronic form.

“CS Device” shall have the meaning set forth in Section 2.8 (Option for Closed System).

“CDA” shall have the meaning set forth in Section 14.9 (Entire Agreement).

“Development Work Plan” shall have the meaning set forth in Section 3.3.1 (Development Work Plan).

“Device” shall mean the Nebulizer currently known as the PARI eFlow Technology Nebulizer System that is optimized and/or customized and intended for use with the Drug Product, the specifications for which Device are described in more detail in Schedule A1 attached hereto. “Device” shall also include the CS Device upon Genoa’s exercise of the option in accordance with Section 2.8 (Option for Closed System). For the avoidance of doubt, the term “Device” shall (i) include all components of the Device including those set forth on Schedule A2 attached hereto and incorporated by reference herein, and (ii) meet the specifications, performance characteristics, parameters and requirements for the Device set forth in the Development Work Plan. The Parties acknowledge and agree that the Device is currently intended to be used with [***]. If Genoa exercises the option set forth in Section 2.8 (Option for Closed System), the final performance specification features and acceptance criteria for the CS Device shall be determined by the Parties and set forth in the Development Work Plan and, when complete, shall be attached as an exhibit to this Agreement.

“Dispute” shall have the meaning set forth in Section 13.1 (Informal Resolution).

“Drug Product(s)” means any liquid formulation of pirfenidone, N-aryl-pyridones, including N-phenyl-pyridones, and combinations of pirfenidone and N-aryl-pyridones, [***].

“Drug Vial” shall mean any [***].

“Effective Date” shall have the meaning set forth in the introduction.

“eFlow Technology Nebulizer” shall mean a Nebulizer proprietary to PARI or its Affiliates that is based on a perforated vibrating membrane technology and includes the mixing chamber and valve system.

“EMA” means the European Medicines Agency and any successor agencies.

“Encumbrance” means with respect to [***] within the Territory any lien, pledge, security interest, right of first refusal, option, title defect, Claim, license, restriction, or other adverse claim or interest or encumbrance of any kind or nature whatsoever, whether or not perfected, including any restriction on use, transfer, receipt of income or exercise of any other attribute of ownership.

“Europe” means all countries that are members of the European Union during the Term plus Iceland, Liechtenstein, Norway, Switzerland and Turkey, and any country that leaves the European Union.

“Exclusive” means that, subject to the terms and conditions of this Agreement, neither PARI nor any of its Affiliates shall itself Exploit or license or grant rights to or otherwise affirmatively facilitate any third party to Exploit, directly or indirectly, the Drug Product(s) for use with the Device in the Field in the Territory.

“Exploit,” “Exploiting” or “Exploitation” means to formulate, develop, seek Regulatory Approval for, make, have made, use, sell, have sold, offer for sale, market, promote, import, export, display, make derivative works of, copy, distribute, perform or otherwise commercialize or dispose of.

“FDA” means the U.S. Food and Drug Administration of the U.S. Department of Health and Human Services and any successor agencies.

“Field” means [***].

“First Commercial Sale” means, on a country-by-country and on a Drug Product by Drug Product basis, the date of the first commercial sale of each of the Drug Product(s), for which Regulatory Approval has been obtained, in the Territory by Genoa, its Affiliate, or Permitted Sublicensee to an unaffiliated third party.

“GAAP” means (i) with respect to Genoa and calculations to be performed by Genoa, generally accepted accounting principles in the United States, (ii) with respect to PARI and calculations to be performed by PARI, generally accepted accounting principles in Germany or the International Accounting Standard, and (iii) with respect to a Permitted Sublicensee and calculations to be performed by such Permitted Sublicensee, generally accepted accounting principles in the country where such Permitted Sublicensee has its principal place of business or the International Account Standard, in each case of (i), (ii) and (iii) consistently applied by such Party throughout its enterprise.

“General Purpose eFlow Technology Nebulizer” means any nebulizer proprietary to PARI or its Affiliates that is based on a perforated vibrating membrane technology which meets the performance characteristics of a General Purpose Nebulizer.

“General Purpose Nebulizer” shall have the meaning set forth in Section 8.8.1 (Non-Compete in Territory and Exclusivity).

“Genoa Data” shall have the meaning set forth in Section 3.4.1 (Improvements).

“Genoa Patent(s)” means any Patent which is owned, licensed (excluding the PARI Patents) or otherwise controlled by Genoa or any of its Affiliates as of the Effective Date or during the Term and is necessary or useful to Exploit the Drug Product(s) for use exclusively with the Device in the Field in the Territory.

“Genoa Requirements” shall have the meaning set forth in Section 3.1.2 (New Features and Design Improvements).

“Genoa Representatives” shall have the meaning set forth in Section 9.7 (Restrictions on Use).

“Genoa Specific Activities” shall have the meaning set forth in Section 3.3.3 (Development Work Plan).

“Genoa Technology” shall have the meaning set forth in Section 3.4.1 (Improvements).

“Handset” means that individual component of the Device consisting of the handset with aerosol head, including all outer packaging and instructions for use accompanying the Handset and any other elements necessary for delivery to the patient.

“Improvements” means any improvements, discoveries, inventions, developments, enhancements, derivative works, technology, Know-How and other intellectual property, whether or not patentable or protectable, discovered and/or reduced to practice by a Party after the Effective Date.

“Incremental Improvement” shall have the meaning set forth in Section 3.1.2 (New Features and Design Improvements).

“IND” means Investigational New Drug Application as defined under the Act, or an equivalent application under any successor laws or regulations.

“Indemnifying Party” shall have the meaning set forth in Section 10.3 (Indemnification Procedures).

“Indemnitee” shall have the meaning set forth in Section 10.3 (Indemnification Procedures).

“Initial Payment Amount” shall have the meaning set forth in Section 5.1 (Initial Payments).

“Information” means information of any type whatsoever, in any tangible or intangible form, including Know-How (including PARI Know How, Accessory Know-How, and Genoa Know-How, as the case may be), trade secrets, specifications, instructions, or compositions of matter of any type or kind (whether patentable or not patentable), software, algorithms, marketing reports, test data (including preclinical and clinical test data), analytical and quality control data, other study data, and procedures, in all cases that is owned or controlled by a Party. For the avoidance of doubt, Information includes a Party’s Confidential Information.

“Know-How” means [***].

“Law” means any federal, state or local law, statute or ordinance, or any rule, regulation, or published guidelines promulgated by any governmental or Regulatory Authority, including the Act.

“License” means the licenses set forth in Sections 2.1 (License), 2.3 (Right to Sublicense) and 2.6 (Trademark License) of this Agreement.

“Licensed Intellectual Property” means the [***].

“MAA” means a marketing authorization application filed with the European Medicines Agency or any applicable Regulatory Authority of a country within Europe.

“Major Improvement” shall have the meaning given in Section 3.1.2(a)(iii).

“Major Market” means any one of the following: [***].

“Major EU Countries” means [***].

“NDA” means a New Drug Application filed with the FDA as defined under the Act and applicable regulations promulgated thereunder, as amended or supplemented from time to time, or an equivalent application under any successor law or regulations.

“Nebulizer” means any nebulizer or other device that delivers a formulation in the form of droplets to the airways, including the Device and eFlow Technology Nebulizer. For the avoidance of doubt, the term “Nebulizer” shall not include any device that delivers a formulation solely or primarily via the nose.

“Net Sales” means [***].

[***]

“Original Competitors” shall have the meaning set forth in Schedule B.

“PARI Competitor” shall have the meaning set forth in Section 2.3 (Right to Sublicense).

“PARI Know-How” means any Know-How, other than the Accessory Know-How, which is necessary or useful to Exploit the Device in the Field in the Territory and is owned, licensed or otherwise controlled by PARI or any of its Affiliates as of the Effective Date or during the Term, including the PARI Technology, if any.

“PARI Patent(s)” means [***].

“PARI Technology” shall have the meaning set forth in Section 3.4.1 (Improvements).

“Patent(s)” means:

(a) patents or patent applications;

(b) any divisionals, continuations, RCEs, substitutions, continuations-in-part, extensions, renewals, re-examinations, or reissues of such patents or applications, as applicable; and

(c) any foreign counterparts of any of the foregoing.

“Patient Connection Services” shall have the meaning set forth in Section 9.3.1 (Manufacture and Supply of the Device).

“Permitted Sublicensee” means [***].

“Phase 1 Clinical Trial” means any human clinical trial of any of the Drug Product(s) delivered via the Device to humans, as described in 21 C.F.R. §312.21(a).

“Phase 2 Clinical Trial” means any human clinical trial of any of the Drug Product(s) delivered via the Device to humans, as described in 21 C.F.R. §312.21(b).

“Phase 3 Clinical Trial” means any human clinical trial of the Drug Product(s) delivered via the Device to humans, as described in 21 C.F.R. 312.21(c).

“Priority Party” shall have the meaning set forth in Section 6.2.3 (Enforcement).

“Probable Infringement or Misappropriation” shall have the meaning set forth in Section 5.6 (Permitted Reductions in Royalty).

“Proceeding” means any action, arbitration, audit (to the knowledge of such Party), hearing, investigation (to the knowledge of such Party), litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving any governmental entity or arbitrator.

“Products” shall mean: (i) the Drug Product(s); (ii) the Device; (iii) any Accessory; and (iv) any Improvement to the Drug Product(s), the Device, or any Accessory during the Term. Genoa, its Affiliates and Permitted Sublicensees may in their discretion develop multiple Products consistent with the scope of the foregoing definition.

“Product-Specific Infringement” shall have the meaning set forth in Section 6.2.1 (Enforcement).

“PTO” shall have the meaning set forth in Section 6.1.4 (Patent Prosecution and Maintenance).

“Regulatory Activities” means any and all actions reasonably necessary or required to obtain or maintain the Regulatory Approvals, including the design and conduct of clinical trials as necessary.

“Regulatory Approval” means with respect to the Device, any Accessory, the Drug Product(s) or any Improvements to the foregoing, any approval required under the Act (i.e., the approval of the 510(k) or NDA, as applicable) and any similar governmental approvals required in any jurisdiction in the Territory to Exploit such Device, Accessory, Drug Product(s) or Improvements to the foregoing, but excluding, for the avoidance of doubt, reimbursement approvals.

“Regulatory Authority” shall mean the FDA and any similar governmental authority, administrative agency or commission of any country, state, county, city or other political subdivision in the Territory.

“Requesting Party” shall have the meaning set forth in Section 6.2.3 (Enforcement).

“RCE” shall mean request for continued examination.

“Royalty” shall have the meaning set forth in Section 5.4.1 (Royalty Rate).

“Royalty Term” means, on a country-by-country and Drug Product-by-Drug Product basis in the Territory, the period of time from the Effective Date through [***].

“Significant Improvement” shall mean an Improvement to a Device or Accessory that does not constitute an Incremental Improvement or a Major Improvement.

“Study Protocol” shall have the meaning set forth in Section 9.7 (Restrictions on Use).

“Sublicense” shall have the meaning set forth in Section 2.3 (Right to Sublicense).

“Supply Agreement” shall have the meaning set forth in Section 9.1 (Supply Agreement).

“Term” shall have the meaning set forth in Section 11.1 (Term).

“Territory” means all countries of the world.

“Trademarks” means the trademarks or service marks of PARI, Genoa or a Permitted Sublicensee, as applicable, appropriate for use on or in connection with the Device which are owned, licensed or otherwise controlled by PARI, Genoa or a Permitted Sublicensee, as applicable, or any of their Affiliates as of the Effective Date or during the Term, which trademarks or service marks shall be agreed to, identified and set forth in the license thereto contained in the Supply Agreement.

[***].

[***] shall mean [***].

“United States” mean the United States of America.

“USPTO” means the United States Patent and Trademark Office.

“Valid Claim” means an issued claim of an unexpired Patent that shall not have been held invalid or unenforceable by a court of competent jurisdiction in an unappealed or unappealable decision; or a claim of a pending Patent application filed at any time prior to the [***] of the date on which the first Regulatory Approval was obtained by Genoa of the Drug Product with the Device, on a country-by-country basis, that shall not have been withdrawn, canceled or disclaimed. On a country-by-country basis, a Patent application pending for more than [***] shall not be considered to have any Valid Claim for the purposes of this Agreement unless thereafter a Patent with respect to such Patent application issues with such claim; provided, however, that if in such [***] the applicable governmental agencies have not completed their review of the claims of the pending Patent application, then such [***] shall be extended for a further [***] and if after [***] such Patent application is still pending then such Patent application shall not be considered to have any Valid Claim for the purposes of this Agreement unless thereafter a Patent with respect to such Patent application issues with such claim. For purposes of clarification, a continuation, RCE or similar application shall not be considered a new application for time of pendency and shall be combined with the respective priority application(s).

“Wholesale Acquisition Cost (WAC)” means the manufacturer’s published catalogue or list price for a drug product to wholesalers.

“Year of Sales” means any [***], commencing with [***].

Unless the context of this Agreement otherwise requires: (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby,” and derivative or similar towards refer to this entire Agreement; (d) the terms “Section” or “Schedule” refer to the specified Section or Schedule of this Agreement; (e) the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase, “and/or”; (f) the term “including” means “including, without limitation”; and (g) “days” refers to calendar days. All accounting terms used but not otherwise defined herein shall have the meanings ascribed to such terms under GAAP. All references to “$” amounts hereunder shall be deemed to be U.S. Dollars, and all payments due hereunder shall be made in U.S. Dollars unless otherwise specified.

2.
GRANT OF RIGHTS.
2.1
License. Subject to the terms and conditions of this Agreement and compliance with the foregoing:
2.1.1
PARI hereby grants to Genoa an Exclusive, sublicensable (in accordance with Section 2.2 ([***]) and Section 2.3 (Right to Sublicense), as applicable), transferable (in accordance with Section 14.6 (Assignment)), Royalty-bearing license under the Licensed Intellectual Property, to Exploit the Device for exclusive use with the Drug Product(s) in the Field in the Territory; provided, however, that Genoa shall not have the right to develop, copy, make or have made, make derivative works of, or seek Regulatory Approvals for the Device (subject to Section 3.1.1(b)) or any component of any of the foregoing, as long as PARI fulfills its manufacture, supply and related regulatory obligations as set forth in the Supply Agreement (which will be consistent with the provisions of Section 9 of this Agreement, unless otherwise agreed to by the Parties in the Supply Agreement).
2.1.2
PARI hereby grants to Genoa a non-exclusive, sublicensable (in accordance with Section 2.2 ([***]) and Section 2.3 (Right to Sublicense), as applicable), transferable (in accordance with Section 14.6 (Assignment)), Royalty-free license under the Licensed Intellectual Property to Exploit any Accessory for exclusive use with the Device solely for use with the Drug Product(s) in the Field in the Territory; provided, however, that Genoa shall not have the right to develop, copy, make or have made, make derivative works of, or seek Regulatory Approvals for Accessories or any component of any of the foregoing, as long as PARI fulfills its manufacture, supply and regulatory obligations as set forth in the Supply Agreement (which will be consistent with the provisions of Section 9 of this Agreement, unless otherwise agreed to by the Parties in the Supply Agreement).
2.1.3
The foregoing licenses shall be [***].
2.2
[***]. During the Term, PARI hereby grants to Genoa, on a non-sublicensable (except as allowed pursuant to this Section 2.2) and non-transferable basis, (i) an Exclusive sublicense under the [***], and (ii) an Exclusive sublicense under the [***] identified and set forth on Schedule C attached hereto and referred to therein as the [***], in each case to Exploit the Device for exclusive use with the Drug Product(s) in the Field in the Territory; provided, however, that Genoa shall not have the right to develop, copy, make or have made, make derivative works of, or seek Regulatory Approvals for the Device, any Accessory, or any component of any of the foregoing, as long as PARI fulfills its manufacture, supply and regulatory obligations as set forth in the Supply Agreement (which will be consistent with the provisions of Section 9 of this Agreement, unless otherwise agreed to by the Parties in the Supply Agreement). In the event Genoa transfers or Sublicenses the License granted in Section 2.1 (License) to a third party, PARI shall upon Genoa’s request directly grant a Sublicense of PARI’s rights under the [***] to the transferee or Permitted Sublicensee for no additional consideration other than that already due to PARI under this Agreement. Such additional grant of a Sublicense shall be subject to the terms and conditions of this Agreement.

2.3
Right to Sublicense. Subject to the terms and conditions of this Agreement including Section 2.2 ([***]) above, and compliance therewith, Genoa shall have the right to grant sublicenses (individually, a “Sublicense”) under the License to third parties; provided, however, such Sublicenses shall (i) comply and be consistent, in all respects, with all the terms of this Agreement, (ii) be for the Drug Product(s) for exclusive use with the Device, (iii) impose on the Permitted Sublicensee the same obligations and restrictions as are imposed on Genoa under this Agreement appropriate for the territory sublicensed, as stipulated elsewhere in this Agreement, (iv) not impose any obligations on PARI that are more stringent or different from those obligations on PARI set forth in this Agreement, and (v) name PARI as a third party beneficiary under the sublicense agreement solely with respect to obligations of the Sublicensee which are equal to the obligations of Genoa under this Agreement or imposed on the Sublicensee due to provisions under this Agreement. Genoa shall [***] provide PARI with a copy of any agreement governing such Sublicense to be granted by Genoa prior to its execution, with terms unrelated to the License or this Agreement redacted, and provide PARI with an opportunity to comment thereon (PARI shall provide such comments [***] but in no event later than [***] after receiving such copy) and Genoa shall consider such comments by PARI in good faith and incorporate such comments when appropriate, acting in good faith. Genoa shall deliver to PARI a copy of any and all executed sublicense agreements [***] after their execution (with terms unrelated to the License or this Agreement redacted). Any Sublicense shall not relieve Genoa of its obligations to PARI under this Agreement and Genoa shall remain fully responsible for performance of this Agreement notwithstanding any Sublicenses granted by Genoa, and shall cause any Permitted Sublicensee to comply with the applicable terms and conditions of this Agreement. In the event of any breach of the Sublicense, Genoa shall [***] notify PARI of such breach as well as Genoa’s intended response thereto. Genoa shall take all steps, at its own expense, to enforce the terms of such Sublicense against the Permitted Sublicensee, including termination if such breach is not cured within the applicable cure period in the Sublicense agreement. Notwithstanding anything to the contrary contained in this Agreement, Genoa shall not grant such Sublicense to a PARI Competitor without PARI’s consent. For such purposes a “PARI Competitor” shall mean an entity identified in Schedule B attached hereto.
2.4
Unbundling of Sales. PARI understands that the Device and any Accessory may be sold separately by Genoa or its Permitted Sublicensees for use with the Drug Product(s) in the Field in the Territory, and the License permits such sales. By way of example, but not limitation, Genoa may sell the Device or Accessories alone with respect to a prescription for the Device for use with the Drug Product(s), and it may sell the Drug Product(s) separately with respect to a separate prescription for the Drug Product(s) for use with the Device for single or multiple uses, including refills. Notwithstanding anything to the contrary contained in this Agreement, Genoa acknowledges and agrees that all Drug Product(s) and/or Accessories shall be sold for exclusive use with the Device.
2.5
Disclosure of Licensed Intellectual Property. Following the receipt of the Initial Payment Amount in accordance with Section 5.1 (Initial Payments), PARI shall (a) [***] deliver to Genoa, or provide Genoa with copies of: (i) upon the reasonable request of Genoa, any and all publicly available PARI Patents and Accessory Patents so requested and (ii) upon the reasonable request of Genoa and agreed to in good faith by PARI, any and all material PARI Know-How so requested in sufficient detail in order for a reasonably-skilled person to practice and Exploit such PARI Know-How included in the Licensed Intellectual Property as contemplated in this

Agreement; and (b) upon the reasonable request of Genoa, discuss with Genoa the substance of any non-publicly available PARI Patents and Accessory Patents and provide a demonstration to the extent practical.
2.6
Trademark Licenses. PARI agrees to grant Genoa, its Affiliates and Permitted Sublicensees a license to certain Trademarks controlled by PARI and related to the Device for no additional consideration as agreed to by the Parties and set forth in the Supply Agreement. Genoa agrees and shall cause its Permitted Sublicensee, in each case if required by any Regulatory Authority or by applicable Law, to grant PARI and its Affiliates a license to certain Trademarks for no additional consideration as agreed to by the Parties and set forth in the Supply Agreement.
2.7
Right of Reference.
2.7.1
Genoa, its Affiliates and Permitted Sublicensees shall have the right to reference PARI’s 510(k) applications, CE mark documentation and other related or corresponding filings with Regulatory Authorities pertaining to the Device or any Accessory, as filed by PARI or its Affiliates with Regulatory Authorities from time to time, to the extent necessary or useful for Genoa, its Affiliates and/or its Permitted Sublicensees to obtain Regulatory Approval for the Drug Product(s) for exclusive use with the Device in the Field in the Territory. PARI shall provide Genoa, its Affiliates and its Permitted Sublicensees with reasonable access to the design history file and any risk analysis materials pertaining to any such Device, eFlow Technology Nebulizer or Accessory and shall, from time to time, at Genoa’s expense but with the prior approval of PARI (such approval not to be unreasonably withheld, conditioned or delayed), make available to Genoa, its Affiliates or its Permitted Sublicensees copies of such selected portions of such design history file and risk analysis materials as they may request, in each case to the extent necessary for Genoa, its Affiliates and/or its Permitted Sublicensees to obtain Regulatory Approval for the Drug Product(s) for exclusive use with the Device in the Field in the Territory. Notwithstanding anything to the contrary contained in this Section 2.7, PARI shall at no time be required to provide any Information or access to Genoa, its Affiliates, and its Permitted Sublicensees that may violate PARI’s confidentiality obligations with third parties or that would disclose to Genoa, its Affiliates and Permitted Sublicensees any proprietary or Confidential Information of such third party; provided, however, in the event such Information or access is reasonably necessary for Genoa to practice the license granted to it under this Agreement or perform its obligation under this Agreement, then PARI shall, at Genoa’s request, use best efforts to obtain consent from such third parties to allow the provision of such Information or access to Genoa.
2.7.2
Subject to Section 8.8 (Non-Compete in Territory and Exclusivity), PARI and its Affiliates shall from time to time have the right to reference and to obtain copies of Device-related portions of Genoa’s, its Affiliates’ and its Permitted Sublicensees’ IND and NDA and other related or corresponding filings with Regulatory Authorities pertaining to the Product(s), as filed by Genoa, its Affiliates or its Permitted Sublicensees with Regulatory Authorities, to the extent (i) it is necessary or useful for Regulatory Approval of the Product(s) in the Field in the Territory; or (ii) with the prior approval of Genoa (such approval not to be unreasonably withheld, conditioned or delayed), for PARI and/or its Affiliates to obtain Regulatory Approval for any Nebulizer proprietary to PARI or its Affiliates outside the Field.

2.8
Option for Closed System. PARI hereby grants to Genoa an option to expand the Licenses set forth in Section 2 (Grant of Rights) to include a closed system eFlow Technology Nebulizer (“CS Device”) for exclusive use with the Drug Product(s) in the Field in the Territory. Genoa may exercise such option by providing written notice to PARI referencing this Section 2.8. Promptly following the exercise of such option by Genoa, the Parties shall negotiate in good faith any amendment to this Agreement as may be necessary in order to incorporate the CS Device and the Drug Vial (e.g., incorporate any patents owned or licensed by PARI covering the CS Device and the Drug Vial), it being understood that the milestone payments set forth in Section 5.2 and the Royalties set forth in Section 5.4 for a CS Device shall apply.
2.9
Additional Active Pharmaceutical Ingredient. If Genoa identifies a business opportunity for a drug product comprising any of the Drug Products and another active pharmaceutical ingredient and Genoa wishes to include such drug product under the License, as set for in Section 2.1 (License), then Genoa shall approach PARI in writing. PARI shall consider such request and discuss in good faith with Genoa the related business opportunity.
3.
DEVELOPMENT AND COMMERCIALIZATION MATTERS.
3.1
General Development and Commercialization Responsibilities.
3.1.1
General Development and Commercialization Responsibilities. It is currently anticipated by the Parties that, with respect to the United States, the Device regulatory path shall not include a separate 510(k) submission to the Center for Devices and Radiological Health for clearance of the Device. Instead, the Parties currently anticipate proceeding with a single marketing application for the combination product of the Drug Product and the Device (a “Combination Product”) in the form of a NDA for the Drug Product, which single marketing application will contain a Device module similar in format and content to a 510(k) application. In such case the Parties agree that Genoa shall be responsible for the submission, corresponding with the FDA or the foreign Regulatory Authority equivalent thereof, as applicable, and managing the regulatory filings and the Regulatory Activities with respect to such single application for a Combination Product, subject to the requirements in Section 3.1.1(a)(i)-(vi) and provided that PARI shall at all times control the marking, labeling, CE conformity declaration and technical documentation with respect to the Device, subject to the following:
(a)
With respect to the Drug Product(s), Genoa shall control all Regulatory Activities in accordance with this Section 3.1 and Section 3.2 (Specific Development Matters); provided, however, Genoa shall (i) consult with PARI with respect to the regulatory strategy related to any Device component or any Accessory component and otherwise keep PARI reasonably involved in good faith discussions with respect to such activities, (ii) upon PARI’s request and Genoa’s consent (such consent not to be unreasonably withheld, conditioned or delayed), provide PARI with copies of correspondence received from and to be provided to, Regulatory Authorities concerning any Device component or any Accessory component, (iii) subject to Section 3.1.1(b)(i) (General Development and Commercialization Responsibilities) consider in good faith all reasonable suggestions and comments provided by PARI with respect to such correspondence and other communications with Regulatory Authorities, and specifically, use Commercially Reasonable Efforts to allow PARI reasonable advance opportunity to comment on those portions of the initial submissions and subsequent amendments with respect to the Regulatory Approvals related to any Device component or Accessory component, (iv) use Commercially Reasonable Efforts to respond to all requests for information received from Regulatory Authorities with respect to any Device component or any Accessory component in a timely and complete manner, (v) allow a representative from PARI at their own expense to participate in any meeting, including face to face meetings, with Regulatory Authorities if the Device will be subject matter of such meeting, and (vi) not voluntarily take any action or fail to take any action which would be reasonably likely to have an adverse effect on the development of the Products and related Regulatory Approvals, including with respect to the timelines set forth in the Development Work Plan.
(b)
PARI shall control all Regulatory Activities relating to the Device and any Accessory and shall own all Regulatory Approvals relating to the forgoing; provided, however, (i) in the event that a Regulatory Authority determines to only accept regulatory approval for the Device via the Drug Product as a Combination Product, as opposed to a Device-only application by PARI, Genoa shall have final decision-making authority regarding the regulatory filings and related Regulatory Activities for such Combination Products; subject to PARI’s right at all times to reasonably revise any documentation on the Device or any Accessory submitted to any Regulatory Authority and to approve such documentation (such approval not to be unreasonably withheld, conditioned or delayed), and (ii) PARI shall (1) consult with Genoa with respect to the regulatory strategy related to the Device or any Accessory and otherwise keep Genoa reasonably involved in good faith discussions with respect to such activities, (2) upon Genoa’s request and PARI’s consent (such consent not to be unreasonably withheld, conditioned or delayed), provide Genoa with copies of correspondence received from and to be provided to, Regulatory Authorities concerning the Device or any Accessory, (3) consider in good faith all reasonable suggestions and comments provided by Genoa with respect to such correspondence and other communications with Regulatory Authorities, and specifically, use Commercially Reasonable Efforts to allow Genoa reasonable advance opportunity to comment on initial submissions and subsequent amendments with respect to the Regulatory Approvals, (4) use Commercially Reasonable Efforts to respond to all requests for information received from Regulatory Authorities with respect to the Device or any Accessory in a timely and complete manner and (5) not voluntarily take any action or fail to take any action which would be reasonably likely to have an adverse effect on the development of the Product and related Regulatory Approvals, including with respect to the timelines set forth in the Development Work Plan.
(c)
PARI shall control all manufacturing activities relating to the Device or any Accessory; provided, however, PARI shall (i) keep Genoa reasonably informed with respect to such activities, (ii) consider in good faith all reasonable suggestions and comments provided by Genoa with respect to such activities, and (iii) not take any action or fail to take any action which would be reasonably likely to have a material adverse effect on the development of the Product or manufacture thereof, including the quality, reliability, robustness or user interface of the Device or any Accessory or which would otherwise have an adverse effect on the Drug Product(s) when used with the Device or any Accessory.

(d)
In the event the responsible Regulatory Authority determines not to only accept regulatory approval for the Device via the Drug Product as a Combination Product and to accept different approval pathways for the Drug Product and the Device, the Parties shall cooperate in good faith to obtain any Regulatory Approvals for the [***] via the Device. PARI shall provide or make available to Regulatory Authorities regulatory and technical information relating to the Device and/or components thereof as reasonably requested by Genoa to the extent required by a Regulatory Authority or that the Parties mutually agree will be helpful for a filing with a Regulatory Authority. Genoa shall provide regulatory and technical information and data relating to the Drug Product as reasonably requested by PARI to the extent required by a Regulatory Authority or that the Parties mutually agree will be helpful for a filing with a Regulatory Authority or in order for PARI to submit similar Device-specific filings with any appropriate Regulatory Authority. PARI shall cooperate with any inspection of its facilities (including facilities of its Affiliates) by any Regulatory Authority relating to the Device. Genoa shall cooperate with any inspection of its facilities (including facilities of its Affiliates) by any Regulatory Authority relating to the Drug Product. Each Party shall notify the other Party, [***] but in any event within [***] via telephone, followed by a notice in writing in the event any action is taken or threatened by a Regulatory Authority relating to the Device and the Drug Product(s), as applicable.
(e)
If the Device is required to be covered by the NDA filed for a Drug Product, the Parties shall cooperate to implement necessary changes to the Device arising from requirements of manufacturing scale-up, corrective and preventive actions and market feedback during the commercial phase (subject to Section 3.1.2 a) (New Features and Design Improvement)).
3.1.2
New Features and Design Improvements.
(a)
General. The Parties acknowledge that Improvements to the Device and/or Accessory will likely be necessary even after the Parties will have initially developed and identified the Device. Reasons for the implementation of Improvements include but are not limited to (i) feedback from the market or clinical trials, (ii) corrective and preventive actions, (iii) feedback from Regulatory Authorities, or (iv) scale-up of manufacturing capacities. The Parties further acknowledge that such Improvements to the Device and/or Accessory may interfere with Genoa’s ability to develop the Drug Product. Accordingly, the Parties have carefully agreed to the terms set forth in this Section 3.1.2 and will work in good faith to give effect to the terms set forth in this Section 3.1.2.
(i)
Incremental Improvements. Subject to Section 3.4 (Improvements), if PARI develops an Incremental Improvement (as defined below) to the Device or any Accessory, then PARI shall give written notice to Genoa [***] prior to the implementation of any such Improvement and shall incorporate such Improvement to the Device or the applicable Accessory, but only if (i) such Improvement does not have the potential to change the functional technology, performance specifications, drug/air path-contact materials, software design, labeling or regulatory approval requirements of the Device, (ii) PARI is not contractually prohibited from doing so by the agreement under which such Improvement was developed, (iii) PARI generally incorporates such Improvement into the eFlow Technology Nebulizer and/or the Accessory, as applicable, or (iv) it is consistent with the specifications agreed to by the Parties and the applicable regulatory requirements, and (v) it is consistent with the terms of the Supply Agreement to the extent already in effect (each such Improvement meeting the criteria described in (i)-(v) above, referred to herein as an “Incremental Improvement”). If Genoa has a good faith belief that such Improvement is not an Incremental Improvement, Genoa shall notify PARI thereof in writing within [***] of receipt of PARI’s written notice. Upon receipt of Genoa’s notice by PARI, the Parties will establish a CAC and resolve the matter in accordance with the process described in subparagraph (iv) below.
(ii)
Significant Improvement. PARI shall provide, to Genoa and to each Genoa member of the Joint Steering Committee, written notice of each proposed Significant Improvement and shall not implement any Significant Improvement without the prior written consent of Genoa, such consent not to be unreasonably withheld or conditioned. PARI shall make reasonable attempts to confirm receipt, by Genoa and by each Genoa member of the Joint Steering Committee, of PARI’s notification of a Significant Improvement. If no response is received from Genoa within [***] of PARI’s notification to Genoa of a Significant Improvement, then the Significant Improvement shall be considered to have been approved by Genoa. In the event Genoa does not consent to such Significant Improvement, PARI may, at its discretion, request the matter be referred to a CAC for resolution in accordance with the process described in subparagraph (iv) below.
(iii)
Major Improvement. If PARI develops a new generation of the Device or new features or functionalities which may be incorporated into the Device (such as adherence monitoring features), (a “Major Improvement”), then PARI shall, to the extent it has the right to do so, offer Genoa an opportunity to review such Major Improvement for a period of [***] from receipt of a detailed description of such Major Improvement and a plan for development of such Major Improvement and possible incorporation into the Device or any Accessory for Genoa to determine whether it wishes to have such Major Improvement incorporated in the Device or Accessory, as applicable, and thereby be incorporated into the Licenses granted pursuant to Section 2.1.1 (License) (with respect to any Major Improvement to the Device) or Section 2.1.2 (License) (with respect to any improvement to an Accessory), as applicable, and shall be included in the PARI Patents and as such shall extend the Royalty

Term accordingly. If Genoa determines (by giving written notice to PARI) within such [***] that it desires to benefit from the Major Improvement and include the Major Improvement in the Device or any Accessory, such Major Improvement shall be automatically included in PARI Know-How and PARI Patents, as applicable, and with respect to any such Major Improvement to an Accessory, such Accessory shall be automatically included in the Accessory Know-How and Accessory Patents. If Genoa does not give written notice to PARI within the [***] of its desire to benefit from the Major Improvement, Genoa shall be deemed to have rejected the Major Improvement and PARI shall not include the Major Improvement in the Device or Accessory, as applicable.
(iv)
The Parties will establish a CAC with [***] from both Parties and evaluate any Significant Improvement and any Incremental Improvement to which Genoa has raised a written concern pursuant to Section 3.1.2(a)(i), other than Improvements related to the overall facility of PARI. Within the group of CAC members, each Party will identify a person who shall be the first point of contact for the other Party to facilitate the work of the CAC. The CAC will report to the Committee and, before reporting to the Committee, the members of the CAC from each Party will mutually agree on the classification of such Improvement according to applicable guidelines. If the Improvement is referred pursuant to Section 3.1.2(a)(i) and the CAC and the Committee are in final agreement that the Improvement is an Incremental Improvement, then PARI shall be allowed to proceed with such Incremental Improvement.

In each of the following scenarios: i) if the Improvement is referred to the CAC pursuant to Section 3.1.2(a)(i) and the CAC and the Committee are in agreement that the Improvement is a Significant Improvement, or ii) if the Significant Improvement is referred to the CAC pursuant to Section 3.1.2(a)(i), then the Significant Improvement shall not proceed unless the members of the CAC from each Party mutually agree to implement such Significant Improvement. If the members of the CAC from each Party mutually agree to implement such Significant Improvement, then the Committee shall discuss in good faith the coverage of the costs related with such Significant Improvement. A schedule shall be attached to this Agreement and/or the Supply Agreement (if and when applicable) that shall specify how these CAC agreed recommendations will be applied to the Device / Product. If the members of the CAC from each Party mutually agree to implement such Significant Improvement, the Parties will use their best efforts, as applicable, to, at the appropriate time, obtain approval for the implementation of such Significant Improvement by the applicable Regulatory Authorities, to the extent required. A document containing collaboratively derived Device performance requirements, to be approved by both Parties and released within PARI’s quality system, will be used to support such Significant Improvements as appropriate. The CAC will not discuss those Significant Improvements for which PARI is contractually prohibited from implementing by the agreement under which such Significant Improvement was developed.

(b)
Closed System. If the option in Section 2.8 (Option for Closed System) is exercised by Genoa, the Parties will work together in good faith to develop for clinical trials and commercialization the CS Device consistent with Genoa Requirements. For purposes of this Agreement, “Genoa Requirements” shall mean the product requirements determined by Genoa and subject to agreement by PARI after good faith discussions, which shall be set forth in an exhibit to the Development Work Plan (defined below), including with respect to timeline, delivery requirements, user interface (including user interface testing), manufacturing, regulatory, intellectual property, commercial and reimbursement factors. Subject to Section 3.1.1 (General Development and Commercialization Responsibilities), PARI shall own and be responsible for the design, development, testing, scale-up and regulatory aspects of the CS Device and the platform closed system described herein, including a portion of the development costs associated therewith, subject to Section 3.3.4 (Development Work Plan); provided, however, that Genoa will be responsible for the primary packaging of the Drug Product including the costs associated therewith.
3.2
Specific Development Matters.
3.2.1
Subject to Section 3.3.2 (Development Work Plan), Genoa shall, at its own expense, be solely responsible for conducting all development activities (including Regulatory Activities) in the Territory for the Drug Product(s), including formulation optimization, and pre-clinical studies.
3.2.2
Subject to Section 3.1.1 (General Development and Commercialization Responsibilities), and without limiting the generality of Section 3.4 (Improvements) below, Genoa shall, at its own expense, be solely responsible in the Territory for obtaining and maintaining all Regulatory Approvals and interactions, and all IND, NDA, and other similar foreign regulatory filings, related to the Drug Product(s), and such Regulatory Approvals and filings shall be submitted and obtained solely in the name of, and exclusively owned by, Genoa.
3.2.3
Subject to Section 3.1.1 (General Development and Commercialization Responsibilities), and without limiting the generality of Section 3.4 (Improvements) below, Genoa shall exclusively own all clinical and non-clinical data generated and collected in connection with: (i) the Development Work Plan, (ii) any Statement of Work, or (iii) the Parties’ other activities in furtherance of the development and commercialization of the Drug Product(s). Notwithstanding anything in this Agreement to the contrary, PARI shall not have the right to reference any data generated or collected by or for Genoa related to the Drug Product(s), except for the purpose of conducting the Regulatory Activities contemplated in Section 3.1.1 (General Development and Commercialization Responsibilities).
3.3
Development Work Plan.
3.3.1
The Parties acknowledge and agree that, prior to the Effective Date, PARI has performed, and shall continue to perform, certain feasibility and development services in accordance with mutually agreed to work plans, which are incorporated herein and will be deemed to be a Development Work Plan (as defined below) for purposes of this Agreement. In addition, the Committee shall prepare additional work plans setting forth the Product requirements and the general development activities for the Products in the Territory (collectively, the “Development Work Plan”), including the testing to be performed by PARI and the acceptance criteria to be achieved to Genoa’s reasonable satisfaction pursuant to the applicable Development Work Plan; provided, however, the Parties acknowledge that Genoa shall retain the control and final decision-making authority with respect to the Development Work Plan except as set forth in Sections 3.1.1 (General Development and Commercialization Responsibilities).
3.3.2
As part of the Development Work Plan, Genoa may from time to time submit to PARI a written request for modification(s) to the Device or any Accessory. PARI shall consider in good faith such request and respond to Genoa based on the costs involved, including costs for the development of such modification and costs which impact the manufacturing of the modified Device, contractual obligations and other business factors. Any such modification(s) shall be subject to discussion in good faith between the Parties; and in the event the Parties cannot agree on how to proceed such matter shall be referred to the Committee for final resolution pursuant to Section 4.6 (Operation).
3.3.3
Genoa shall have the option, but not the obligation, from time to time to request that PARI perform services in furtherance of the Development Work Plan programs or otherwise pursuant to a statement of work prepared and submitted by Genoa to PARI, setting forth the requirements and the general development activities requested for such additional services (each, a “Statement of Work”). Genoa shall obtain the approval of PARI with respect to such services, such approval not to be unreasonably withheld. In such event, PARI shall [***] prepare and submit to Genoa a work schedule, including a budget, setting forth in reasonable detail the services to be performed, time expected to be expended and out-of-pocket costs expected to be incurred. Genoa shall bear all costs incurred in connection with activities under such Statement of Work to the extent such activities relate specifically to the Drug Product(s) (including the formulation thereof) or the development of the Device, Accessories or their components specifically for use with the Drug Product(s) and not generally applicable for other products (such activities collectively, the “Genoa Specific Activities”). To the extent such activities relate to the improvement of Devices, Accessories or their components in [***]. For Genoa Specific Activities, Genoa shall reimburse PARI at the hourly rate of [***] per billable hour unless otherwise set forth in the applicable Statement of Work. PARI shall undertake any requested services only after Genoa’s written approval thereof. PARI shall use Commercially Reasonable Efforts to complete such agreed-upon services in accordance with the timeline(s) set forth in the applicable Statement of Work. Genoa shall pay PARI for such services on a time and materials basis. Genoa shall make payment of such service fees and costs to PARI within

[***] of receipt from PARI of a reasonably detailed invoice summarizing the work performed and expenses incurred. Any undisputed payments or portions thereof due under this Section 3, which are not paid when due, shall bear interest equal to the [***]. If such unpaid, undisputed payment is a material default, taking into account the total amounts paid or to be paid over all of the Statements of Work, then PARI may request reasonable assurances that Genoa shall continue to pay ongoing fees and if not received, PARI may suspend further performance of such Statements of Work and Development Work Plan until such assurances are received or such default is paid. This Section 3.3.3 shall not limit other remedies available to PARI under this Agreement. In the event of any conflict between the terms of this Agreement and the Development Work Plan and a Statement of Work, the terms of this Agreement shall control.
3.3.4
Genoa will cover the costs for (i) the in-vitro characterization of the Device with the Drug Product(s), and (ii) human factor studies specific for the intended patient target group of the Product(s), as specified in any Statement of Work or otherwise requested by Genoa in writing. The Parties agree that Statement of Works for all project management and technical support tasks at PARI which are specifically related to the collaboration between Genoa and PARI will be established. For the avoidance of doubt, Genoa shall not be obligated to cover costs, including project management costs, for PARI’s general development of the eFlow Technology platform. If Genoa or its Permitted Sublicensee request the scale-up of the Device manufacturing capacities prior to the Regulatory Approval of the Product, then Genoa or its Permitted Sublicensee, as applicable, shall cover those costs to the extent necessary for the Device. Such scale-up costs are creditable against future Royalties and Annual Minimum Royalty payments.
3.4
Improvements.
3.4.1
The Parties acknowledge that commencing on the Effective Date Genoa and PARI shall collaborate in the development and commercialization of the Drug Product(s) (including any manufacturing processes) exclusively for use with the Device, and that such collaboration may generate Improvements whether or not patentable in accordance with Section 3.1.2(a) (General). In order to permit and encourage a successful collaboration and protect the key business interests of both Parties, the Parties agree that:
(a)
PARI shall exclusively own all rights and interest in and to the eFlow Technology Nebulizer, the Device, any Accessory and all Improvements relating to the eFlow Technology Nebulizer, the Device, or to any Accessory, developed by Genoa, its Affiliates or Permitted Sublicensees or by PARI or its Affiliates, pursuant to activities conducted under this Agreement, any Development Work Plan or any Statement of Work, but at all times specifically excluding Genoa Technology (the “PARI Technology”).
(b)
Genoa shall exclusively own all rights and interest in and to the Drug Product(s) and all Improvements relating to any Drug Product, developed by Genoa, its Affiliates or Permitted Sublicensees or by PARI or its Affiliates, pursuant to activities conducted under this Agreement, any Development Work Plan or any Statement of Work, but at all times specifically excluding PARI Technology (the “Genoa Technology”). Genoa Technology shall include:
(i)
all Improvements specifically related to the Drug Product(s);

(ii)
all Improvements developed in connection with the services provided by PARI or its Affiliates pursuant to the Development Work Plan and related to the Drug Product(s) or pursuant to any Statement of Work and related to the Drug Product(s), excluding any Improvement set forth in clause (a) above;
(iii)
all Improvements and other intellectual property related to, or derived from, the Genoa Data referred to in clause (vi) below, excluding any Improvement set forth in clause (a) above;
(iv)
all clinical and non-clinical data generated in connection with the Product, but only such data related to the Drug Product, [***];
(v)
any and all INDs, NDAs, and other similar Regulatory Approvals filed or awarded in any jurisdiction in the Territory and related to the Drug Product(s); and
(vi)
any Confidential Information of Genoa (in accordance with Section 7 (Confidential Information)). The data, Regulatory Approvals and Confidential Information described in clauses (i), (ii), (iii), (iv) and (v)) are referred to herein as the “Genoa Data.”
3.4.2
PARI shall [***] disclose to Genoa any Genoa Technology generated by PARI in connection with its performance of this Agreement, including under the Development Work Plan or any Statement of Work, and all such Genoa Technology shall be deemed to the fullest extent possible to be works made for hire exclusively for Genoa, with Genoa having sole ownership of such Genoa Technology and the sole right to obtain and to hold in its own name patents, copyrights, or such other protection as Genoa may deem appropriate to the subject matter, and any extensions or renewals thereof (though Genoa is under no obligation to file any patent application, secure or maintain any patent or register any copyright). To the extent PARI or its Affiliates nonetheless maintain any rights in and to any Genoa Technology, PARI and its Affiliates hereby assign, cede and grant to Genoa all rights to possession of, and all right, title, and interest, including all patents and copyrights and the right to prepare and exploit derivative works, in such Genoa Technology. PARI agrees to give Genoa or any person designated by Genoa at Genoa’s expense, all assistance reasonably required to perfect the rights hereinabove defined, including the execution of documents and assistance or cooperation in legal proceedings. For the avoidance of doubt, PARI and Genoa acknowledge and agree that each Party shall have the right to protect, whether by way of a patent filing or other intellectual property filing, any work conducted by such Party and kept separate from and not related to the work performed under or in connection with this Agreement.
3.4.3
Genoa shall, and shall cause its Affiliates and its Permitted Sublicensees to, [***] disclose to PARI any PARI Technology generated by Genoa, its Affiliates and/or Permitted Sublicensees if any, in connection with its performance of this Agreement, including under the Development Work Plan or any Statement of Work, and all such PARI Technology shall be owned exclusively by PARI, and PARI shall have the sole right to obtain and to hold in its own name patents, copyrights, or such other protection therefore as PARI may deem appropriate, and any extensions or renewals thereof (though PARI is under no obligation to file any patent application, secure or maintain any patent or register any copyright). To the extent Genoa or its Affiliates nonetheless maintain any rights in and to any PARI Technology, Genoa and its Affiliates hereby assign, cede and grant to PARI all rights to possession of, and all right, title, and interest, including all patents and copyrights and the right to prepare and exploit derivative works, in such PARI Technology. To the extent Genoa’s Permitted Sublicensees nonetheless maintain any rights in and to any PARI Technology, Genoa shall cause such Permitted Sublicensee to assign, cede and grant to PARI all rights to possession of, and all right, title, and interest, including all patents and copyrights and the right to prepare and exploit derivative works, in such PARI Technology. Genoa agrees to give PARI or any person designated by PARI at PARI’s expense, all assistance reasonably required to perfect the rights hereinabove defined, including the execution of documents and assistance or cooperation in legal proceedings.
3.4.4
Any and all Improvements arising under the Parties’ collaboration described in the first paragraph of Section 3.4.1, other than those specified in Sections 3.4.1(a) (Improvements) and 3.4.1(b) (Improvements), shall be jointly owned by both Parties (“Joint Intellectual Property”) subject to this Section 3.4.4. Genoa and PARI will in good faith discuss and decide whether a joint Patent application or similar protection will be filed for each specific proprietary right arising as Joint Intellectual Property, and if so, negotiate an agreement governing joint ownership, enforcement, protection and licensing of such rights within the Joint Intellectual Property. During the Term, to avoid loss of Patent rights as a result of premature public disclosure of patentable information, neither Party may use or disclose any Joint Intellectual Property without the prior written consent of the other Party.
3.5
License Back. Subject to Section 8.8 (Non-Compete in Territory and Exclusivity), Genoa hereby grants to PARI a perpetual, worldwide, non-exclusive, sublicensable, transferable, fully paid-up, royalty-free license to the Genoa Technology to formulate, develop, make, have made, use, sell, have sold, offer for sale, market, promote, import, export or otherwise commercialize the Genoa Technology as it relates to the use of any PARI Nebulizer or any PARI Accessory (i) for any use or purpose outside the Field in the Territory during the Term of the Agreement, and (ii) for any use or purpose after the Term of the Agreement, including without limitation inside the Field and/or inside the Territory. Solely to the extent such licensed rights set forth above in (i) and/or (ii) are within the Field, such licensed rights shall terminate automatically in the event of the termination of this Agreement by Genoa under Section 11.2 (Termination of Agreement for Material Breach).

3.6
Specific Commercial Matters. Subject to Section 3.1.1 (General Development and Commercialization Responsibilities), Genoa shall, at its own expense, be solely responsible for conducting all commercialization activities for the Territory relating to the Products, including any activities relating to the Sublicense of the Product, as well as the Exploitation of the Products. Subject to Section 3.1.1 (General Development and Commercialization Responsibilities) and except as may otherwise be set forth in the Supply Agreement, in the event Regulatory Authorities allow [***], and Genoa determines that it would like to do so, it will notify PARI and the Parties will discuss [***] whether or not to Exploit the Product in such manner; provided, however, Genoa shall retain final decision-making authority with respect thereto.
3.7
Diligence Obligations.
3.7.1
Commercially Reasonable Efforts. Genoa shall, and shall cause its Permitted Sublicensees to, use Commercially Reasonable Efforts, at a minimum in [***], (i) to pursue the development of at least [***] Drug Product, (ii) to obtain Regulatory Approval for at least [***] Drug Product, and (iii) to commercialize at least [***] Drug Product, in all cases in the Field and for exclusive use with the Device. Notwithstanding the foregoing, with respect to [***], Genoa’s achievement, by itself or through its Affiliates or Permitted Sublicensees, of the following diligence milestones with respect to the Drug Product(s) shall be deemed sufficient to satisfy the requirement to use Commercially Reasonable Efforts under (i) and (ii) above:

[***]

The timelines set forth in Sections 3.7.1(a) – (e) above shall automatically be extended for a Drug Product if any delay in PARI’s performance under this Agreement is responsible for a failure to meet a diligence milestone for that Drug Product and such extension shall be equal to the length of the delay or if circumstances unexpectedly caused solely by Regulatory Authorities are responsible for a failure to meet a diligence milestone for that Drug Product the Committee will discuss the situation in good faith.

All Sublicense agreements shall contain diligence obligations consistent with the terms and conditions of this Agreement applicable to the countries and/or territories covered by such Sublicense.

3.7.2
Reports. Unless otherwise determined by the Committee Genoa shall provide PARI, at least [***] through the Committee, with reports of the progress of its development of the Drug Product(s), including interactions with Regulatory Authorities and plans for the development and commercialization of the Drug Product(s) in the [***].
3.7.3
Permitted Sublicensees. For clarity, it is understood that the obligation to use Commercially Reasonable Efforts as set forth in this Section 3.7 shall apply to any Permitted Sublicensees of Genoa, and Genoa shall obtain reports and plans from such Permitted Sublicensees with respect thereto and Genoa shall share such reports and plans with PARI at least [***] through the Committee in the same manner as for reports and plans of its own development. This Section 3.7 shall also apply to any permitted successors or assigns of Genoa under this Agreement.

3.7.4
Notice and Cure. In the event PARI believes Genoa or a Permitted Sublicensee, as applicable, has failed to use such Commercially Reasonable Efforts, PARI shall notify Genoa. Genoa shall have a [***] thereafter to resume, or cause the Permitted Sublicensee to resume, using such Commercially Reasonable Efforts.
3.7.5
Termination. If prior to the First Commercial Sale of any of the Drug Product(s), Genoa, an Affiliate, or Permitted Sublicensee makes a final determination to cease the development and/or commercialization of any of the Drug Product(s) hereunder, then Genoa shall provide prompt written notice to PARI confirming such final determination. In such event, PARI may elect to terminate this Agreement with respect to that Drug Product consistent with Section 11.3.1 (Termination of Agreement by PARI).
4.
JOINT STEERING COMMITTEE
4.1
Formation; General Authority. The Parties will establish a joint steering committee (“Committee”) to oversee the collaboration between the Parties under this Agreement. The Committee shall have only the powers expressly assigned to it under this Agreement. The Committee shall not have any power to amend, modify, or waive compliance with this Agreement.
4.2
Role of Committee. The Committee will oversee the collaboration between the Parties under this Agreement. In particular, the Committee will:
•
facilitate the exchange of information between the Parties and keep both Parties informed of any material issues under this Agreement;
•
review and discuss the progress of the Parties’ respective activities under this Agreement;
•
review and discuss [***] (unless otherwise determined by the Committee) reports of Genoa’s progress regarding the development of the Drug Product(s);
•
review progress under and prepare Development Work Plans pursuant to Section 3 (Development and Commercialization Matters);
•
subject to the terms and conditions herein, coordinate regulatory filings; and
•
perform such other functions as appropriate to further the purposes of this Agreement.

4.3
Composition. The Committee will consist of up to [***] representatives officially designated by each Party. The Committee may change its size from time to time by mutual consent of its members; provided, however, the Committee shall at all times consist of an equal number of representatives from each Party. Each Party may change its Committee representative(s) upon written notice to the other Party.
4.4
Chair. The Committee will be chaired by a representative of Genoa. The role of the chairperson shall be to convene and preside at meetings of the Committee, but the chairperson shall have no additional powers or rights beyond those held by the other Committee representatives.
4.5
Meetings. The Committee shall hold telephone conferences or meet in person at least [***], unless the Parties mutually agree in writing to a different frequency for such meetings. In addition, in the event a Party reasonably believes that a significant matter must be addressed prior to the next scheduled meeting either Party may also call a special meeting of the Committee by providing at least [***] prior written notice to the other Party. Meetings of the Committee shall be effective only if at least [***] representative of each Party is present or participating in such meeting. Each Party will bear its own expenses relating to the meetings and activities of the Committee. Subject to the approval of the Committee, which shall not be unreasonably withheld, each Party may request the attendance of subject matter experts, who may or may not be employees of either Party, at Committee meetings as non-voting, unofficial, ad-hoc members; provided, however, any such subject matter expert who is not an employee of a Party enters into a confidentiality agreement with the Parties obligating such subject matter expert to retain all information disclosed to it during Committee meetings in confidence in accordance with the provisions set forth in Section 7 (Confidential Information).
4.6
Operation. Each official member of the Committee will have one (1) vote. Except as otherwise provided herein, Committee decisions will be made by unanimous vote. If a Committee member is unable to participate in a meeting, such Committee member may delegate his/her voting powers to a delegate from the applicable Party. In the event the Parties’ representatives on the Committee are unable to come to a consensus regarding the Drug Product(s), Genoa shall have the right to make the final decision regarding such matters, and all other matters will be handled in accordance with Section 13 (Dispute Resolution).
4.7
Minutes. Within [***] following each Committee meeting, the chairperson shall prepare and deliver to the members of the Committee the minutes of such meeting for review and approval by both Parties. The minutes shall reflect, without limitation, all material decisions made at such meetings. Such minutes will be deemed approved unless one or more members of the Committee object to the accuracy of such minutes within [***] of receipt thereof.

4.8
Alternative Device. In the event Genoa, following the First Commercial Sale in the first Major Market, decides to no longer exclusively use the Device but instead uses an alternative device, either alone or in addition to the Device, then, in Genoa’s discretion, Genoa shall either (x) continue to pay Royalties and Annual Minimum Royalties, or (y) terminate this Agreement and the License pursuant to Section 11.4 and remit a [***] payment to PARI within [***] of the amount corresponding to the time of such termination as set forth below (the “Compensatory Payment Amount”):

Point in time when Genoa terminates this Agreement according to Section 11.4	Compensatory Payment
[***]	$[***]
[***]	$[***]
[***]	$[***]
[***]	$[***]
[***]	$[***]
[***]	$[***]
[***]	$[***]
[***]	$[***]
[***]	$[***]
[***]	$[***]
[***]	$[***]
[***]	$[***]

5.
PAYMENTS.
5.1
Initial Payments. Genoa shall pay to PARI a non-refundable up-front payment of Four Hundred Thousand Euros (€400,000) within [***] after the Effective Date (the “Initial Payment Amount”).

5.2
Milestone Payments. In partial consideration of the License granted under this Agreement and subject to the terms and conditions of this Agreement, Genoa (or a designated Genoa Affiliate or Permitted Sublicensee) shall make the following payments to PARI subject to the occurrence of the corresponding milestone events specified below with respect to the Drug Product(s):

Milestone	Payment for the eFlow Technology Nebulizer used with Drug Products	Payment for the CS Device used with Drug Products
[***]	€[***]	€[***]
[***]	€[***]	€[***]
[***]	€[***]	€[***]
[***]	€[***]	€[***]

(a)
The above milestone payments shall be paid by Genoa (or a designated Genoa Affiliate or Permitted Sublicensee) within [***] after the occurrence of the milestone event set forth above.
(b)
The above milestone payments shall be paid only once, notwithstanding the potential development of multiple Products hereunder which may involve separate clinical trials or Regulatory Approvals.
(c)
Only one (1) milestone payment will be due for each milestone achieved. If Genoa exercises its option in Section 2.8 (Option for Closed System), all payments shall reflect the amounts for the CS Device and the incremental difference, if any, for all previous payments shall be paid to PARI within [***].
5.3
Advance Milestone Payment. Within [***] following the closing of a Change of Control Transaction, Genoa shall, or shall cause its acquirer, to pay to PARI [***] creditable against the next milestone payment due to PARI (so long as additional milestone payments are due under this Agreement) or creditable against any future royalty obligations hereunder.

5.4
Royalties.
5.4.1
Royalty Rate. In partial consideration of the License granted under this Agreement and subject to the terms and conditions of this Agreement, until the expiration of the applicable Royalty Term, Genoa (or its Permitted Sublicensees pursuant to Section 11.5.6 (Effect of Termination), if applicable) shall pay to PARI a percentage royalty on Net Sales (“Royalty”) as set forth below on a country-by-country basis for the Royalty Term, subject to reduction as set forth in Section 5.6 (Permitted Reductions in Royalty).

Royalty	Royalty in case the CS Device is used
[***]%	[***]%

5.4.2
Payable Once. Royalties payable under this Section 5.4 will be payable only once with respect to each Drug Product and will be paid only once regardless of the number of Patents, if any.
5.5
Annual Minimum Royalty. The “Annual Minimum Royalty” payment is as set forth in the following table for each Year of Sales of Drug Products in at least [***] Major Market and, if applicable, shall be payable in accordance with Section 5.3 (Advanced Milestone Payment) and Section 5.7 (Payments and Reports) below:

Year of Sales in Major Markets	Annual Minimum Royalty	Annual Minimum Royalty in case the CS Device is used
[***]	$[***]	[***]
[***]	$[***]	$[***]
[***]	$[***]	$[***]
[***]	$[***]	$[***]

(a)
Only a single Annual Minimum Royalty payment shall be due for each Year of Sales of Drug Products in Major Markets regardless of the number of Drug Products or the number of Major Markets in which Drug Product(s) are sold. If more than one Drug Product is sold, then the higher Annual Minimum Royalty shall be due.
(b)
Notwithstanding the foregoing, the Parties shall agree to reduce the Annual Minimum Royalty in an equitable manner in the event Genoa’s ability to sell the Products is diminished due to: (i) circumstances caused by PARI or (ii) circumstances caused by the Regulatory Authority in the applicable Territory that significantly impact the Net Sales of the Drug Product(s).

5.6
Permitted Reductions in Royalty.
5.6.1
In the event of an actual or threatened infringement action relating to the Device or the Licensed Intellectual Property incorporated in the Device, which causes, or could reasonably be expected to cause, Genoa’s use of the Device in accordance with the terms of this Agreement to be disrupted, where and to the extent possible, PARI shall, at its option and on a country-by-country basis, (i) [***]; or (ii) [***], or (iii) [***] by the Device. As used above, the term “Probable Infringement or Misappropriation” shall mean any determination (x) by PARI, (y) both Parties, or (z) two (2) outside legal counsel, one selected by Genoa and one selected by PARI, that [***]; provided, however, that in the event the two (2) outside legal counsel cannot agree, then both Parties shall select a mutually acceptable third outside counsel who shall make a determination as to whether [***]. Upon the request of either Party, the other Party shall make its counsel reasonably available for consultation and discussion, subject to the execution of a customary joint defense agreement or similar agreement sufficient to preserve attorney client privilege, attorney work product and other applicable privileges and immunities and confidentiality. If both outside legal counsel determine [***]; provided, however, that if both outside legal counsel do not agree, then PARI shall have the sole discretion over the ultimate determination [***], and provided, further, that, in the event that PARI fails [***] of the Royalty or Annual Minimum Royalty, as applicable, otherwise due hereunder.
5.6.2
On a country-by-country basis, if during the Royalty Term (i) a third party offers for sale a generic equivalent of the approved Drug Product ~~[~~(i. e.~~g.~~ which gained Regulatory Approval via an abbreviated NDA (known as “ANDA”) in the United States, or equivalent regulatory pathways outside of the United States), without being authorized or supported by Genoa its Affiliates or Permitted Sublicensee (for example without limitation by granting licenses) for delivery through a Nebulizer substantially the same as the Device and (ii) the then current Redbook (Thomson PDR or successor publisher) listed price of such generic equivalent of the approved Drug Product introduced by such third party is less than [***] of the Drug Product’s price ([***] reduction), then the Royalty then in effect shall be reduced by an amount of [***] with respect to Net Sales of that Drug Product in that country, and the Annual Minimum Royalty shall be adjusted proportionately. Accumulated reductions, on a country by country basis, shall not be more than [***] of the original Royalty rate or the Annual Minimum Royalty.
5.6.3
Notwithstanding anything to the contrary contained in this Agreement, in no event shall the reductions in the Royalty or Annual Minimum Royalty pursuant to Sections 5.6.1 (Permitted Reductions in Royalty) and 5.6.2 (Permitted Reductions in Royalty), in the aggregate, be more than [***] of the original Royalty rate or the Annual Minimum Royalty.
5.7
Payment and Reports. Within [***] after the end of each calendar [***] in which Net Sales have occurred, Genoa shall submit to PARI a written report setting forth for such preceding calendar [***] the Net Sales received and the calculation of the Royalty payable to PARI pursuant to Section 5.4 (Royalties) broken down to a country-by-country level and indicating the amount of allowed deductions according the definition of Net Sales. Such report shall be accompanied by the total Royalty due, if any, to PARI pursuant to Section 5.4 (Royalties). If the Royalty paid for any Year of Sales set forth in the table in Section 5.5 (Annual Minimum Royalty)

is less than the applicable Annual Minimum Royalty for such Year of Sales, then [***] after the end of such Year of Sales, Genoa shall pay to PARI the difference between the applicable Annual Minimum Royalty and the actual Royalties paid for such Year of Sales. All Royalty and Annual Minimum Royalty payments shall be made in United States Dollars. Sales made in currencies other than United States Dollars shall be converted to United States Dollars on the basis of the average exchange rate for the calendar [***] in which such sales were made. Such calendar [***] average exchange rate shall be calculated by averaging [***] exchange rates published by The Wall Street Journal, Eastern U.S. Edition.
5.8
Record Keeping. Genoa shall keep, and shall cause its Affiliates and Permitted Sublicensees to keep, complete and accurate books of accounts of record in connection with the use, sublicensing and sale of Products to permit verification of payments made hereunder. Such records shall be maintained for a period of at least [***] from the date on which they were generated.
5.9
Audit Rights. PARI shall have the right to have an independent third party nationally-recognized accounting firm reasonably acceptable to Genoa access the books and records of Genoa, its Affiliates and Permitted Sublicensees solely to the extent necessary to verify the accuracy of the reports and payments made hereunder. Such access shall be conducted upon reasonable written notice to Genoa, its Affiliates and Permitted Sublicensees and during such parties’ normal business hours. Such access shall not be more frequent than [***] and may occur only with respect to a calendar [***] in the immediately preceding [***]. The auditing Party shall be required to sign a confidentiality agreement for the benefit of Genoa. The results of such audit shall be made available to PARI and Genoa. If any audit discloses that the payments by Genoa to PARI are incorrect in Genoa’s favor, then Genoa shall pay any amount due to PARI within [***] after receipt of the necessary documentation of the amount owed. If any audit discloses that the payments by Genoa to PARI are incorrect in PARI’s favor, then Genoa shall have the right to credit the amount of the overpayment against each subsequent [***] payment due to PARI until the overpayment has been fully applied. If the overpayment is not fully applied prior to the final [***] payment of Royalties due hereunder, PARI shall [***] refund an amount equal to any such remaining overpayment. If PARI’s audit demonstrates an underpayment of more than [***] for the payment due to PARI during the audited period, Genoa shall be liable for PARI’s reasonable cost of the audit that discovered such underpayment. Otherwise, PARI shall bear the costs of such audits. Genoa shall have the right to dispute any such audit results in accordance with Section 13 (Dispute Resolution).
5.10
Withholding Taxes. Where required to do so by applicable Law or order of a governmental body, Genoa shall withhold taxes required to be paid to a taxing authority in connection with any payments to PARI hereunder, and, upon request of PARI, Genoa shall furnish PARI with satisfactory evidence of such withholding and payment. Genoa shall, and shall cause its Affiliates and its Permitted Sublicensees to, cooperate with PARI in obtaining exemption from withholding taxes where available under applicable Law.
5.11
Late Payments. Any milestone payments, Royalties or Annual Minimum Royalties due PARI under this Agreement or any portion thereof which are not paid within [***] of the due date, shall bear interest equal to the prime rate as reported by the Chase Manhattan Bank, New York, New York, on the date such payment is due, plus an additional [***], calculated on the number of days such payment is delinquent. This Section 5.11 shall not limit other remedies available to PARI under this Agreement.

6.
PATENT RIGHTS
6.1
Patent Prosecution and Maintenance.
6.1.1
Subject to this Section 6.1 and Section 6.2 (Enforcement) below, except to the extent otherwise agreed by the Parties in writing or as provided in this Agreement: (i) PARI shall have the primary right and obligation to control prosecution, maintenance, challenges against validity, enforceability or relating to patentability with respect to the Device, any Accessory, PARI Technology and the Licensed Intellectual Property, and Genoa will assist PARI, at PARI’s request and expense, in any such activities; and (ii) Genoa shall have the primary right and obligation to control prosecution, maintenance, challenges against validity, enforceability or relating to patentability with respect to the Genoa Technology and the Drug Products, and PARI will assist Genoa, at Genoa’s request and expense, in any such activities.
6.1.2
If PARI intends to surrender or abandon a PARI Patent then PARI will provide reasonable prior written notice to Genoa of such intention (which notice shall, in any event, be given no later than [***] prior to the next deadline for any action that would result in such surrender or abandonment that may be taken with respect to such PARI Patent with the relevant patent office) and will provide Genoa an opportunity to cover the cost for such PARI Patent in order to avoid such surrender or abandonment and PARI will remain the sole owner of such PARI Patent. In case other licensees of PARI whom PARI will have granted a license to such PARI Patent are also interested in maintaining such PARI Patent then PARI will use its commercially reasonable efforts to negotiate with each licensee of such PARI Patent to cover an equitable share of the costs related to such PARI Patent.
6.1.3
PARI shall keep Genoa reasonably informed as to the status of the PARI Patents in the Territory, and PARI shall consider in good faith the reasonable requests and suggestions of Genoa with respect to the prosecution, maintenance and defense of the PARI Patents in the Territory.
6.1.4
To the extent reasonably expected to materially adversely affect the PARI Patents or the Device in the Territory, PARI shall [***] inform Genoa about correspondence and materials received from the PCT, the U.S. Patent & Trademark Office (“PTO”) , or equivalent intellectual property regulatory authority in any other country within the Territory and, upon reasonable request by Genoa provide Genoa with copies of such correspondence and materials; provided that PARI may redact that portion of the correspondence and/or materials that is subject to third-party confidentiality obligations.
6.1.5
In addition, Genoa shall have the right to approve any settlement that would adversely affect Genoa’s rights under this Agreement, would render Genoa unable to exercise its rights under this Agreement, or would result in any liability or admission on behalf of Genoa, such approval not to be unreasonably withheld, conditioned or delayed.

6.1.6
If Genoa reasonably believes that PARI may fail to make any required payments or take any action required for the preparation, filing, prosecution, defense or maintenance of the PARI Patents in the Territory within a reasonable time, Genoa shall provide PARI with written notice of such deficiency. If PARI fails to take the required action within the shorter of (i) [***] of notice from Genoa or (ii) [***] before the deadline for taking such action, Genoa shall have the right to thereafter make any such required payments or take any such required action and deduct and offset such payments and any related costs and expenses from any future payments due under this Agreement to PARI.

If Genoa intends to surrender or abandon a Genoa Patent then Genoa will provide reasonable prior written notice to PARI of such intention (which notice shall, in any event, be given no later than [***] prior to the next deadline for any action that would result in such surrender or abandonment that may be taken with respect to such Genoa Patent with the relevant patent office) and will provide PARI an opportunity to cover the cost for such Genoa Patent in order to avoid such surrender or abandonment and Genoa will remain the sole owner of such Genoa Patent.

6.1.7
Genoa shall keep PARI reasonably informed as to the status of the Genoa Patents in the Territory, and Genoa shall consider in good faith the reasonable requests and suggestions of PARI with respect to the prosecution, maintenance and defense of the Genoa Patents in the Territory.
6.1.8
Each Party agrees to mark all Products in accordance with the applicable statutes or regulations in the country or countries of manufacture and sale thereof. For such purposes, each Party shall use commercially reasonable efforts to provide the other Party with written notice of all of its patent numbers applicable to the Products. For clarity, a Party may choose not to mark products with the specific patent numbers if such Party is not required to do so by applicable statutes or regulations in the country or countries of manufacture or sale thereof.
6.2
Enforcement.
6.2.1
If either Party should become aware of any infringement or misappropriation or threatened infringement or misappropriation of the other Party’s intellectual property rights, contemplated herein by a third party that could reasonably be expected to adversely affect the Product (“Product-Specific Infringement”), it shall [***] notify the other Party in writing and provide any information available to that Party relating to such alleged Product-Specific Infringement.
6.2.2
PARI shall have the initial right (but not the obligation) to bring and/or control any enforcement action with respect to any enforcement action directed to an asserted Product-Specific Infringement pertaining to the Device, the eFlow Technology Nebulizer, any Accessory and any PARI intellectual property, and any PARI Technology. Genoa shall have the initial right (but not the obligation) to bring and/or control any enforcement action directed to an asserted Product-Specific Infringement pertaining to the Drug Product(s) and any Genoa intellectual property. The Party controlling the enforcement action shall keep the other Party reasonably informed of the progress thereof and the other Party shall execute, acknowledge and deliver any and all such other documents and take any such other action as may be reasonably necessary or appropriate to carry out the intent and purposes of this Section 6.2.2.
6.2.3
In the event the Party with the first right to so initiate an enforcement action (the “Priority Party”) does not initiate such enforcement action within (a) [***] after a request by the other Party (the “Requesting Party”) to initiate an enforcement action against an alleged Product-Specific Infringement or (b) [***] before the time limit, if any, set forth in the appropriate laws and regulations related to the filing of any such actions, whichever comes first, or the Priority Party notifies the Requesting Party at any time that it does not desire to enforce or defend such rights with respect to such alleged infringement, then the Requesting Party shall have the right (but not the obligation) to enforce such alleged infringement; provided, however, any settlement of such infringement shall be subject to the approval of both Parties if such settlement would not terminate all further use by the alleged infringer of such rights. Notwithstanding anything to the contrary contained herein, (i) PARI shall have the right to approve any settlement that would adversely affect the PARI Patents or PARI’s rights under this Agreement or result in any liability or admission on behalf of PARI, such approval not to be unreasonably withheld, conditioned or delayed; and (ii) Genoa shall have the right to approve any settlement that would adversely affect the Drug Products or Genoa’s rights under this Agreement or result in any liability or admission on behalf of Genoa, such approval not to be unreasonably withheld, conditioned or delayed.
6.2.4
Except as otherwise agreed to by the Parties as part of a cost-sharing arrangement, all amounts recovered in an enforcement action for a Product-Specific Infringement, after reimbursing each Party for its costs and expenses incurred in such enforcement action, shall be shared [***] between the Parties [***]. To the extent the enforcement action relates solely to the Drug Product and the amounts recovered are based specifically on sales of Drug Product, the balance, if any, shall be treated as sales of Drug Product for purposes of this Agreement such that PARI shall receive a royalty based on such balance and Genoa shall retain the remainder. In all other cases, subject to any cost sharing arrangement between the Parties, the balance, if any, after reimbursing each Party for its costs and expenses incurred in such enforcement action, shall be shared between the Parties in proportions of [***] and [***] whereas the Party which leads the enforcement action shall retain [***] and the other Party shall receive [***].
6.2.5
If the Exploitation of the Products results in a Claim alleging patent infringement against either Party (or its Affiliates or Permitted Sublicensees), such Party shall [***] notify the other Party hereto in writing. Subject at all times to Section 5.6 (Permitted Reduction in Royalties), Genoa shall have sole right to defend and control the defense of any infringement Claim pertaining solely to the Drug Product(s) and PARI shall have the sole right to defend and control the defense of any infringement Claim pertaining solely to the Device or any PARI intellectual property (including the PARI Technology). If the infringement Claim relates to the Drug Product(s) and the Device combined (i.e. such Claim does not relate only to the Device but the Drug Product forms part of the alleged patent infringement Claim), then Genoa shall have the initial right to defend and control such combined infringement Claim; provided, however, that in such event (i) Genoa will keep PARI fully informed of all developments, and provide copies of all correspondence, responses, filings, submissions, etc. in connection with any such Claim, including any counterclaims, (ii) Genoa may use counsel of its own choice as applicable at its own expense, and (iii) Genoa will not enter into any settlement that involves or relates to the PARI Patents, PARI intellectual property (including the PARI Technology) or PARI’s rights under this Agreement, or results in any liability or admission on behalf of PARI, without the prior written approval of PARI, such approval not to be unreasonably withheld, conditioned or delayed.
6.2.6
Licensed Intellectual Property not Owned by PARI. To the extent that any Licensed Intellectual Property is licensed by PARI from a third party, PARI shall comply with the above provisions to the fullest extent permissible under such licenses and shall keep Genoa reasonably informed of its progress.
7.
CONFIDENTIAL INFORMATION.
7.1
Non-use and Non-disclosure Obligations. Each of PARI and Genoa shall, and Genoa shall cause its Permitted Sublicensees to, use any Confidential Information received by it from the other Party solely in connection with exercise of their respective rights and/or performance of their respective obligations under this Agreement and the Supply Agreement, and shall not disclose such Confidential Information to any third party, without the prior written consent of the other Party. These obligations shall survive the expiration or termination of this Agreement for a period of [***]. These obligations shall not apply to information that:
7.1.1
is known by the receiving Party at the time of receipt and not through a prior disclosure by the disclosing Party;
7.1.2
is at the time of disclosure or thereafter becomes published or otherwise part of the public domain through no breach of this Agreement by the receiving Party;
7.1.3
is subsequently disclosed to the receiving Party without restriction by a third party having the right to make such a disclosure; or
7.1.4
is developed by the receiving Party independently of information received by it from the disclosing Party hereunder.
7.2
Required Disclosure. In order to provide the disclosing Party an opportunity to seek a protective order or the like with respect to certain Confidential Information of the disclosing Party, the receiving Party may disclose Confidential Information to the extent that it is required by Law or order of any governmental authority or agency, including the Securities and Exchange Commission the NYSE, NASDAQ or any other stock exchange, to be disclosed by a Party; provided, however, the receiving Party shall apply for confidential treatment of this Agreement to the fullest extent permitted by law, shall provide the other Party a copy of the confidential treatment request far enough in advance of its filing, if reasonably practical, to give the other Party a meaningful opportunity to comment thereon, and shall use reasonable efforts to incorporate in such confidential treatment request any reasonable comments of the other Party.

7.3
Permitted Disclosure. Notwithstanding Section 7.1 (Non-use and Non-Disclosure Obligations), Confidential Information provided under this Agreement by a disclosing Party may be disclosed to employees, agents, board members, consultants, prospective or actual Permitted Sublicensees, subcontractors (engaged by Genoa in connection with the clinical evaluation, contract manufacturing and/or commercialization of the Products), or suppliers of the receiving Party, but only to the extent permitted or required to accomplish the purposes of this Agreement; provided, however, that such employees, agents, board members, consultants, prospective or actual Permitted Sublicensees, subcontractors (engaged by Genoa in connection with the clinical evaluation, contract manufacturing and/or commercialization of the Products) or suppliers shall also agree to confidentiality and non-use provisions at least as strict as those contained in this Agreement. The receiving Party shall be responsible for any breaches of this Agreement by its employees, agents, board members, consultants, prospective or actual Permitted Sublicensees, subcontractors (engaged by Genoa in connection with the clinical evaluation, contract manufacturing and/or commercialization of the Products) or suppliers. In addition, a Party may disclose Confidential Information provided under this Agreement by the other Party to any governmental authority in order to prosecute or maintain any Licensed Intellectual Property or any Regulatory Authority to obtain approval to market a Product, but such disclosure may be made only (i) after the other Party has been provided written notice of such intended disclosure at least [***] in advance of such disclosure, unless otherwise prevented from providing such notice pursuant to Applicable Law, and (ii) to the extent necessary to pursue such prosecution or maintenance or to obtain such approval, in all cases to the extent permitted or required to accomplish the purposes of this Agreement. The Parties agree that with respect to Genoa’s negotiations with prospective Permitted Sublicensees, the term of the confidentiality and non-use provisions with Genoa may be shorter than the term of Genoa’s obligations to PARI hereunder but the term shall be at least [***] after the date of Genoa’s disclosure to such third party which disclosure shall otherwise be done in accordance with the terms hereof. For the purpose of clarification, Section 2.3 (Right to Sublicense) remains unchanged. Therefore, Permitted Sublicensees, once they enter into a license agreement or other definitive agreement with Genoa, shall be bound by confidentiality and non-use provisions at least as strict as those contained in this Agreement without any reduction of the term of confidentiality and non-use.
7.4
Return. Upon the termination of this Agreement, all Confidential Information of the disclosing Party in the receiving Party’s possession will be returned to the disclosing Party (or destroyed by the receiving Party, with written confirmation of such destruction), and the receiving Party will make no further use thereof. Notwithstanding the foregoing, the receiving Party may retain one copy of the Confidential Information of the disclosing Party solely for archival purposes to ensure compliance with the provisions of this Section 7 (Confidential Information) or with the requirements of Regulatory Authorities.
7.5
Publicity. Except as required by Law or court order, all publicity, press releases and other announcements or disclosures relating to (i) the Product or the Drug Product as an inhaled therapy, (ii) the Device, (iii) the existence and terms of this Agreement or (iv) the transactions contemplated hereby shall be reviewed in advance by, and shall be subject to the written approval of, both Parties; provided, however, that such publicity, press releases and other announcements shall not disclose any Confidential Information of the other Party hereunder and shall give appropriate attribution to the Product(s) and the other Party’s role(s) in the project contemplated herein. Each Party shall provide the other Party an opportunity to review and comment on the language of such attribution prior to first use thereof in a press release or other public disclosure. PARI’s contribution to the Product shall be acknowledged in all such press releases and any such presentations and publications of Genoa, its Affiliates and Permitted Sublicensees.
7.6
Permitted Sublicensees. The provisions of this Section 7 shall apply to all Permitted Sublicensees and Genoa shall cause the Permitted Sublicensees to comply with the provisions of this Section 7 and incorporate the provisions of this Section 7 in each Sublicense. Genoa shall be responsible for any breach of this Section 7 by any of its Permitted Sublicensees.
8.
REPRESENTATIONS, WARRANTIES AND COVENANTS.
8.1
Corporate Existence and Power. As of the Effective Date, each Party hereto represents and warrants to the other Party that (a) it is a corporation duly organized, validly existing and in good standing under the laws of the state or jurisdiction in which it is incorporated or organized; and (b) it has full power and authority and the legal right to own or license and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement.
8.2
Authority. As of the Effective Date, each Party hereto represents and warrants to the other Party that (a) it has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (b) it has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; (c) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms; (d) all necessary consents, approvals and authorizations of all governmental authorities and other persons or entities required to be obtained by such Party in connection with entry into this Agreement have been obtained; and (e) the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (i) do not conflict with or violate any requirement of applicable Law or any provisions of such Party’s charter documents in any material way, and (ii) do not conflict with, violate or breach or constitute a default or require any consent under, any contractual obligation, agreement, license, or any written instrument with any third party or court or administrative order by which such Party is bound.
8.3
Intellectual Property. PARI represents and warrants that, to its knowledge, Schedule C sets forth [***].
8.3.1
As of the Effective Date, PARI represents and warrants that it exclusively (except with respect to the Patents referred to on Schedule C as the [***]) owns or controls the right, title and interest or has exclusive rights in the Licensed Intellectual Property in the Field, and to Exploit the Licensed Intellectual Property in accordance with the terms of this Agreement, and the rights of PARI to the Licensed Intellectual Property for [***] via the Device, to the best of PARI’s knowledge, are valid and enforceable. PARI has not assigned, licensed, sublicensed, granted any interest in or options to the Licensed Intellectual Property in the Territory to any third party in violation of this Agreement and shall not do so during the Term, except as permitted under this Agreement.

8.3.2
As of the Effective Date, PARI represents and warrants that the Licensed Intellectual Property is free and clear of all Encumbrances.
8.3.3
As of the Effective Date, PARI represents and warrants that all registrations with and applications to governmental or regulatory bodies in respect of the Licensed Intellectual Property in the Territory required to be made by PARI, or made at its direction and under its control, are subsisting and PARI has taken all commercially reasonable actions required to maintain their validity, enforceability and effectiveness.
8.3.4
As of the Effective Date, PARI represents and warrants that it has taken commercially reasonable measures to protect the secrecy, confidentiality and value of the Licensed Know-How. To the knowledge of PARI, PARI is not nor has it received any notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any license with respect to the Licensed Intellectual Property.
8.3.5
Other than as set forth in Schedule D attached hereto, as of the Effective Date, for [***] via the Device in the Territory, to the knowledge of PARI: (a) no third party has interfered with, infringed upon, or misappropriated the Licensed Intellectual Property; and (b) there are no facts which would form a reasonable basis for any claim of such interference, infringement, or misappropriation. Other than as set forth in Schedule D attached hereto, as of the Effective Date, no Claim is pending or, to the knowledge of PARI, is threatened which challenges the legality, validity, enforceability, or ownership of any Licensed Intellectual Property, and to the knowledge of PARI, there are no facts which would form a reasonable basis for any such Claim.
8.3.6
Other than as set forth in Schedule D attached hereto, as of the Effective Date, PARI represents and warrants that, to the best of its knowledge, the Exploitation of the Device or any Accessory in the Field in the Territory does not interfere with, infringe upon, or misappropriate, any valid and enforceable intellectual property rights of any third party.
8.4
Design of Device. As of the Effective Date, PARI represents and warrants that:
8.4.1
To PARI’s knowledge, there are no design defects in the Device or any Accessory that could reasonably be expected to result in a recall, suspension or withdrawal of such or a personal injury claim relating to the Device or any Accessory.
8.4.2
The eFlow Technology Nebulizer is, and the Device is intended to be manufactured in compliance with all current and otherwise applicable statutes, rules, regulations, standards or orders administered or issued by the FDA and all other Regulatory Authorities which have jurisdiction.
8.4.3
PARI has conducted no product recalls and has issued no notifications or safety alerts relating to the eFlow Technology Nebulizer, whether or not required by a Regulatory Authority, and has received no request from a Regulatory Authority requesting that PARI cease to investigate, test or market the eFlow Technology Nebulizer.

8.4.4
To PARI’s knowledge, there are no facts which would cause: (A) a change in the marketing classification or a change in labeling of the eFlow Technology Nebulizer; (B) a termination or suspension of marketing of the eFlow Technology Nebulizer; or (C) a termination or suspension of any clinical trials relating to the eFlow Technology Nebulizer, wherein such termination or suspension is required due to the eFlow Technology Nebulizer.
8.5
Regulatory Matters. As of the Effective Date, PARI represents and warrants to Genoa that PARI holds, and is operating in material compliance with, such exceptions, permits, licenses, franchises, authorizations and clearances of the FDA and/or any other governmental entity required in connection with the development to date of the Device or eFlow Technology Nebulizer, or any existing or prior manifestation of eFlow Technology Nebulizer. PARI further represents and warrants to Genoa that it has not received any warning letters or written correspondence from the FDA and/or any other governmental entity requiring the termination, suspension or modification of any clinical or pre-clinical studies or tests with respect to the eFlow Technology Nebulizer.
8.6
Compliance with Laws. As of the Effective Date, PARI represents and warrants to Genoa that PARI is in compliance in all material respects with all Laws that are applicable to its ownership interest in, or the operation or use of, the Device, eFlow Technology Nebulizer and any Accessory, and there are no events, conditions, circumstances, activities, practices, incidents or actions relating thereto that would interfere with or prevent compliance or continued compliance with or give rise to any liabilities or investigative, corrective or remedial obligations under applicable Laws.
8.7
Legal Proceedings. As of the Effective Date, and other than as set forth on Schedule D attached hereto, PARI represents and warrants to Genoa that there is no pending Proceeding (a) that has been commenced by or against PARI or any of its Affiliates or that otherwise relates to or may affect the Licensed Intellectual Property, or (b) that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement. To the knowledge of PARI, (i) no such Proceeding has been threatened, and (ii) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.
8.8
Non-Compete in Territory and Exclusivity. From the Effective Date until this Agreement is terminated or expired, neither PARI nor any of its Affiliates shall, directly or indirectly, anywhere in the Territory in the Field, Exploit, either by itself or through its Affiliates or licensees, or collaborate with a third party on, the Device or any eFlow Technology Nebulizer for use with any Drug Product, whether or not such Drug Product is being developed or commercialized pursuant to the terms hereof; provided that this Section 8.8 shall be of no force and effect in a Major EU Country, on a country-by-country basis (provided however, that if the below applies to all Major EU Countries and the non-compete and exclusivity set forth in this Section 8.8 is no longer in force and effect, then it will also automatically be no longer in force and effect for the rest of Europe), with respect to such Drug Product to the extent that Genoa, after receiving [***] written notice from PARI and Genoa failed to take the action set forth in (x) or (y), as the case may be, (x) fails to submit the NDA or its foreign equivalent with the applicable Regulatory Authority MAA in such Major EU Country for Regulatory Approval for the Drug

Product within eighteen (18) months following the date on which the initial Regulatory Approval by the FDA is granted, unless the EMA requires an additional Phase 3 study of alternative design (in this case, Genoa is required to start the study within [***] of EMA request, and committed to submit to the EMA within [***] of study completion) or, (y) Genoa complies with obligation set forth in sub-section (x) above, but does not continue to use Commercially Reasonable Efforts to obtain Regulatory Approval in such Major EU Country.
8.8.1
In addition, the use, research, development and/or commercialization by a third party of a Drug Product for use with any General Purpose Nebulizer (as defined herein), including a General Purpose eFlow Technology Nebulizer (e.g. eFlow RapidTM), shall not be deemed a breach of this Section 8.8 by PARI or any of its Affiliates, so long as PARI does not solicit or enter into any written or other form of agreement with such third party for the supply, testing, feasibility evaluation, development, or commercialization of any eFlow Technology Nebulizer (including the eFlow RapidTM) for a Drug Product (for the avoidance of doubt, supply of any General Purpose Nebulizer including a General Purpose eFlow Technology Nebulizer, to a third party for such third party’s testing, feasibility evaluation, development or commercialization shall not be deemed a breach of this Section 8.8). A “General Purpose Nebulizer” is any Nebulizer cleared to market for delivery of medicines [***], but shall in any event exclude the Device. Genoa acknowledges that PARI has no control over the supply by PARI distributors of General Purpose Nebulizers to third parties and thus the above restrictions shall not apply to such PARI distributors, provided PARI shall not enter into any written or other form of agreement with PARI distributors or other entity to provide testing, feasibility evaluation, development, or commercialization of General Purpose eFlow Technology Nebulizers for a Drug Product.
8.8.2
During the Term, PARI shall not Exploit, either by itself or through its Affiliates or licensees, the eFlow Technology Nebulizer for the pulmonary delivery of any Drug Product, except as part of the collaboration with Genoa hereunder.
8.9
Off-Label Promotion. Neither Party shall, nor shall cause any of its Affiliates or Permitted Sublicensees to, as applicable, either directly or knowingly indirectly, either itself or themselves or in active participation with a third party, offer for sale or sell any compound or device that is the subject of Section 8.8 (Non-Compete in Territory and Exclusivity) in the Field, including off-label use. Without absolving any breach of the forgoing requirements of this Section 8.9 or Section 8.8 (Non-Compete in Territory and Exclusivity) above, in the event that it comes to either Party’s attention that any such compound or device is in fact offered for sale or sold in the Field, including any sales via off-label use, the Party learning of such facts shall [***] notify the other Party in writing and such Party shall cooperate as reasonably requested in the investigation of such matter and prevention of any further improper offer or sale.

9.
SUPPLY.
9.1
Supply Agreement. PARI shall control and be responsible for all manufacturing pertaining to the Device and Accessories. The Parties shall enter into a definitive commercial supply agreement providing for the supply of Devices, Handsets, and Accessories from PARI or its contract manufacturer to, at Genoa’s election, Genoa, its Affiliates, or its Permitted Sublicensees (the “Supply Agreement”), and shall use Commercially Reasonable Efforts to execute such Supply Agreement [***] and, unless otherwise agreed to by the Committee, [***]. The Parties shall negotiate with one another in good faith with respect to the Supply Agreement. The Supply Agreement shall remain in full force and effect through the Royalty Term, and shall terminate at the end of the Royalty Term. The Supply Agreement shall incorporate the terms set forth below and other customary terms for a supply relationship of this nature, including the terms and conditions set forth in Schedule E attached hereto.
9.2
Clinical Development. PARI shall use Commercially Reasonable Efforts to manufacture and supply the Device, Handsets, and Accessories to Genoa, its Affiliates, or its Permitted Sublicensees for use during clinical trials of the Drug Product(s) by, or on behalf of, Genoa for a price not to exceed: (i) [***] per Handset; (ii) [***] per Device; and (iii) [***] per controller kit (consisting of a control unit and all Accessories required to operate the Device including external hardware required for the data transmission but excluding the Nebulizer Handset) if configured with a display and patient monitoring capabilities, plus additional fees for the wireless communication and the set-up which are needed to send data electronically from the Device for patient monitoring purposes, in each case excluding any taxes, shipping and storage costs associated with such Device. The above mentioned prices may be increased as additional features and Improvements may be implemented as mutually agreed to by the Parties. PARI shall use Commercially Reasonable Efforts to provide [***] of Genoa’s, its Affiliates’, or its Permitted Sublicensees’ requirements for such clinical trials. Genoa shall submit rolling [***] forecasts of its anticipated requirements of Devices and Handsets for the next [***].
9.3
Commercial Manufacture.
9.3.1
Manufacture and Supply of the Device.
(a)
The Parties agree that PARI shall manufacture and supply the Device intended for commercial use in the United States or Canada with the Drug Product(s) for a price not to exceed [***] per Nebulizer Starter Kit (including eBase Controller, nebulizer connection cable, batteries, mains adaptor, Easycare membrane cleaning aid; excluding a Nebulizer Handset) excluding any taxes, shipping and storage costs associated with such Device (the “US Baseline Starter Kit Price”). Prices for countries outside the United States and Canada will be negotiated in good faith between the Parties and will include a mark-up for the local distribution services if those are requested by Genoa.
(b)
In the United States PARI shall be responsible, at no additional cost to its distributors, for servicing patients who receive a Device or Handset, including customer service, telephone support, complaints handling, providing instruction, warranty replacements, and responsibility for general patient satisfaction with the Device (“Patient Connection Services”).

9.3.2
Manufacture and Supply of the Handsets. The Parties agree that PARI shall manufacture and supply Handsets intended for commercial use in the United States or Canada with the Drug Product(s) directly to Genoa, its Affiliates or Permitted Sublicensees to co-package or co-ship with the Drug Product(s) for a price not to exceed [***] per Handset excluding any taxes, shipping and storage costs associated with such Handset (the “US Baseline Handset Price”). The Parties agree that PARI shall manufacture and supply replacement Handsets intended for commercial use outside the United States and Canada with the Drug Product(s) directly to Genoa, its Affiliates or Permitted Sublicensees to co-package or co-ship with the Drug Product(s) for a price not to exceed [***] per Handset excluding any taxes, shipping and storage costs associated with such Handset. The Parties will discuss in good faith prices higher than those described in Sections 9.3.1 and 9.3.2 if the specifications and components, including their functionality, of the Device deviate from the specifications as contemplated in Schedules A1 and A2.
9.3.3
Exchange Rate. All references to “Dollars” or “$” means the legal currency of the United States. All references to “Euros” or “€” means the legal currency of the euro-zone.

With respect to the US Baseline Starter Kit Price and the US Baseline Handset Price as set forth in Sections 9.3.1 and 9.3.2 above, if the exchange rate of Euros to Dollars, based on the conversion rate reported by Reuters, Ltd. for the last business day immediately preceding the applicable invoice date (the “Invoice Date Exchange Rate”), is higher or lower than the exchange rate of [***] (the “Baseline Exchange Rate”) by [***] or more, then the US Baseline Handset Price shall be adjusted as follows:

(a)
if the exchange rate has increased by more than [***]:

the price shall be equal to the sum of (X) the price set forth in Sections 9.3.1 and 9.3.2, as applicable, plus (Y) the product of (A) the price set forth in Sections 9.3.1 and 9.3.2, as applicable, multiplied by (B) the amount equal to (x) the quotient of (a) the Invoice Date Exchange Rate divided by (b) the Baseline Exchange Rate, minus (y) [***]. By means of example, if the Invoice Date Exchange Rate is [***], then the new price will be computed as follows:

[***]

(b)
if the exchange rate has decreased by more than [***]:

the price shall be an amount equal to the difference between (X) the price set forth in Sections 9.3.1 and 9.3.2, as applicable, and (Y) the product of (A) the price set forth in Sections 9.3.1 and 9.3.2, as applicable, multiplied by (B) the amount equal to (x) [***] minus (y) the amount equal to the quotient of (a) the Invoice Date Exchange Rate divided by (b) the Baseline Exchange Rate. By means of example, if the Invoice Date Exchange Rate is [***], then the new price will be computed as follows:

[***].

The US Baseline Starter Kit Price shall be adjusted accordingly.

9.4
Commercial Specifications. The Supply Agreement shall set forth any final product specifications for the Device as determined in accordance with this Agreement and following the Development Work Plan. The Supply Agreement may also set forth any additional Device specifications and other characteristics and materials for the Device (“Additional Specifications”), as mutually agreed to by the Parties. Any changes in such Additional Specifications that could (i) affect CE declaration of conformity (or equivalent Regulatory Approvals), or (ii) have a material adverse effect on the development of the Device and manufacture thereof, including the quality, reliability, robustness or user interface of the Device, or which would otherwise have an adverse effect on the Drug Product(s) when used with the Device, shall require the prior written approval of Genoa.
9.5
Other Supply Terms. Other customary supply terms shall include quality, acceptance, invoicing and payment, inspection and optimization, repair, product recalls, adulteration, misbranding, product warranties, notice and cure periods, trademark license and usage guidelines, co-branding rights, representations and warranties (including with respect to the final design of the Device), indemnities (including comprehensive product liability indemnity from PARI for the Device), remedies, force majeure, termination provisions and co-terminus term with this Agreement and provisions with respect to an appropriate back-up plan to provide reasonable assurances of continuity of supply of the Devices, all as mutually agreed to by the Parties.
9.6
Adverse Event Reporting. This Section 9.6 shall only apply with respect to the conduct by, or on behalf of, Genoa of clinical trials with respect to the Products. Adverse event reporting with respect to the Products shall otherwise be conducted in accordance with the terms set forth in the Supply Agreement. Unexpected SAEs, Serious ADRs and Unanticipated Adverse Device Effects (as such terms are defined herein) that are made known to either Party (or to a Permitted Sublicensee) and that are considered to be related to the Drug Product(s) or the Device, shall be reported to the other Party on an expedited basis, and at least within [***] of such Party (or a Permitted Sublicensee) becoming aware of the unexpected serious adverse event as a result of notification from an institutional review board (IRB), Regulatory Authority or participating investigators. By definition, a Serious Adverse Event (“SAE”) or Serious Adverse Drug Reaction (“Serious ADR”) is any untoward medical occurrence that at any dose results in death, is life-threatening, requires inpatient hospitalization or prolongation of existing hospitalization, results in persistent or significant disability/incapacity, or is a congenital anomaly/birth defect (ICH guidance for Clinical Safety Data Management: Definitions and Standards for Expedited Reporting). An unexpected SAE or Serious ADR refers to an observation meeting the above definition that has not been previously observed, reported or anticipated. Unanticipated Adverse Device Effect means any serious adverse effect on health or safety or any life-threatening problem or death caused by, or associated with, a device, if that effect, problem, or death was not previously identified in nature, severity, or degree of incidence in the investigational plan or application (including a supplementary plan or application), or any other unanticipated serious problem associated with a device that relates to the rights, safety, or welfare of subjects (21 C.F.R. 812.3 (s)).

9.7
Restrictions on Use. The following provisions (a)-(e) in this Section 9.7 shall only apply on a country-by-country basis from the Effective Date until the Regulatory Approval of a Drug Product. Following such Regulatory Approval, the provisions set forth in the Supply Agreement or the safety data exchange agreement shall govern the Parties accordingly.
(a)
Genoa, its Affiliates and Permitted Sublicensees will use the Device in compliance with all applicable Laws and standards valid in the country Genoa, its Affiliates and Permitted Sublicensees intends to conduct clinical trials utilizing the Device, including, for example, those relating to research involving the use of humans or animals and will not engage in any such clinical trials without first obtaining necessary approval from its relevant ethics committee(s) such as, but not limited to, the Institutional Review Board. The Device shall not be used by Genoa, its Affiliates and Permitted Sublicensees directly or indirectly for any purpose other than the development of the Drug Product(s).
(b)
Genoa, its Affiliates and Permitted Sublicensees shall retain control of the Device and shall not distribute or release the Device to any person or entity other than Genoa’s, its Affiliates and Permitted Sublicensees or the clinical trial site’s employees, consultants or contractors or a third party and its employees, consultant’s or contractors for drug characterization purposes (“Genoa Representatives”) and individuals who will be participating in the clinical trials who have a need to access the Device in connection with use of the Device for the clinical trials and who have been advised of Genoa’s obligations with respect to such Device. Genoa shall not allow its Affiliates, its Permitted Sublicensees or Genoa Representatives to keep or disburse the Device to any other person or other location, unless Genoa first obtains PARI’s written permission. Genoa shall be liable for the use of the Device by its Affiliates, its Permitted Sublicensees or Genoa Representatives in violation of this Section 9.7(b).
(c)
The Device is to be used in accordance with the terms and conditions of this Agreement only by Genoa, its Affiliates, its Permitted Sublicensees or Genoa Representatives or patients participating in the clinical trials under Genoa’s control, at the clinical trial sites listed in the applicable purchase order for such Devices accepted by PARI.
(d)
Genoa, its Affiliates and Permitted Sublicensees shall conduct the clinical trials pursuant to a written protocol (the “Study Protocol”). Genoa shall provide a synopsis of the Study Protocol to PARI prior to the commencement of the applicable clinical trials. Following the completion of the clinical trial studies, Genoa shall, at its election, either (i) retrieve the Devices at Genoa’s expense and the Devices shall be stored by Genoa or (ii) have the Devices destroyed and confirm such destruction to PARI in writing.
(e)
Genoa shall not, and shall cause its Affiliates and Permitted Sublicensees not to, subject to analysis or have subjected to analysis the Devices and/or components constituting Devices for the purpose of reverse engineering or in a manner that would reveal material composition or internal design or operation of such sample and/or component or its method of manufacture. Genoa shall be responsible for any breaches of this Section 9.7 by any of its Affiliates and/or Permitted Sublicensees.

10.
INDEMNIFICATION.
10.1
Indemnification by PARI. PARI shall indemnify, defend and hold harmless Genoa and its Affiliates and each of their respective employees, officers, directors and agents from and against any and all third party Claims, liability, loss, damage, cost and expense (including reasonable attorneys’ fees) resulting from or in connection with (i) the breach by PARI of any representation, warranty or covenant contained in this Agreement; (ii) Claim of infringement or misappropriation of the patent rights, trade secrets or other intellectual property rights of any third party by PARI or its Affiliates or the Device or uses thereof to the extent such claim relates to the Device or the Licensed Intellectual Property; (iii) any third party claim that PARI willfully disclosed or made available to Genoa any Licensed Intellectual Property in violation of an obligation of PARI to such third party; or (iv) the Exploitation of the Genoa Technology by PARI, its Affiliates or Permitted Sublicensees in breach of this Agreement; provided, however, that such indemnification right shall not apply to any Claims, liability, loss, damage, cost and expense (a) to the extent directly attributable to the negligence, reckless misconduct or intentional misconduct of a party seeking indemnification under this Section 10.1, or (b) for which Genoa is obligated to indemnify PARI under Section 10.2(i) through (iv) (Indemnification by Genoa).
10.2
Indemnification by Genoa. Genoa shall indemnify, defend and hold harmless PARI and its Affiliates and each of their respective employees, officers, directors and agents from and against any and all third party Claims, liability, loss, damage, cost and expense (including reasonable attorneys’ fees) resulting from or in connection with (i) the breach by Genoa, its Affiliates and/or Permitted Sublicensees of any representation, warranty or covenant contained in this Agreement; (ii) Claim of infringement or misappropriation of the patent rights, trade secrets or other intellectual property rights of any third party by Genoa or its Affiliates or the Drug Product(s) or use thereof to the extent such claim relates to any intellectual property incorporated into the Drug Product(s) at Genoa’s direction that is not included in the Licensed Intellectual Property; (iii) the Exploitation of the Device by Genoa, its Affiliates or Permitted Sublicensees; or (iv) the Exploitation of the Genoa Technology by PARI, its Affiliates or Permitted Sublicensees in accordance with this Agreement; provided, however, that such indemnification right shall not apply to any Claims, liability, loss, damage, cost and expense (a) to the extent directly attributable to the negligence, reckless misconduct, or intentional misconduct of a party seeking indemnification under this Section 10.2, or (b) for which PARI is obligated to indemnify Genoa under Section 10.2(i) through (iv) (Indemnification by PARI).
10.3
Indemnification Procedures. Subject to the provisions of Section 6.2.5 (Enforcement), [***] after receipt by a Party seeking indemnification under this Section 10 (an “Indemnitee”) of notice of any pending or threatened claim against it (an “Action”), such Indemnitee shall give written notice to the Party from whom the Indemnitee is entitled to seek indemnification pursuant to this Section 10 (the “Indemnifying Party”) of the commencement thereof; provided, however, the failure so to notify the Indemnifying Party shall not relieve it of any liability that it may have to any Indemnitee hereunder, except to the extent the Indemnifying Party demonstrates that it is materially prejudiced thereby. Any Action that is subject to indemnification under this Section 10 shall be brought against an Indemnitee and it shall give written notice to the Indemnifying Party of the commencement thereof, the Indemnifying Party shall assume the defense thereof with counsel reasonably satisfactory to such Indemnitee and, the Indemnifying Party shall not be liable to such Indemnitee under this Section 10 for any fees of other counsel or any other expenses, in each case subsequently incurred by such Indemnitee in connection with the defense thereof. No compromise or settlement of any Action may be effected by the Indemnifying Party without the Indemnitee’s written consent, which consent shall not be unreasonably withheld or delayed, unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any person and no effect on any other claims that may be made against the Indemnitee and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party.
10.4
Insurance. Each of PARI and Genoa shall have and maintain such type and amounts of liability insurance covering its activities under this Agreement as is normal and customary in the medical device and pharmaceutical industries generally for Parties similarly situated. Each Party shall, upon request of the other Party, provide the requesting Party with a copy of the foregoing policies of insurance, along with any amendments and revisions thereto.
11.
TERM AND TERMINATION.
11.1
Term. The term of this Agreement shall begin upon the Effective Date and shall continue in full force and effect until the expiration of the Royalty Term or unless earlier terminated as hereinafter provided in this Section 11 (the “Term”).
11.2
Termination of Agreement for Material Breach. Either Party may terminate this Agreement and the License for material breach by giving [***] written notice to the breaching Party (specifying in reasonable detail the basis for such termination) and such breaching Party has not cured such material breach within such [***] (except in the case of failure to make a payment hereunder in which case the period of notice and opportunity to cure shall be [***]).
11.3
Termination of Agreement by PARI. Notwithstanding anything to the contrary contained in this Agreement, PARI may terminate this Agreement and the License upon the occurrence of one or more of the following:
11.3.1
immediately upon written notice to Genoa in the event Genoa notifies PARI of its election to cease work on development and/or commercialization of any or all of the Drug Product(s) as contemplated herein pursuant to Section 3.7.5 (Termination), such termination applicable only to that Drug Product for the Territory, unless such notification is limited to a territory outside the United States, then such termination shall be applicable only to that Drug Product for that territory outside the United States;
11.3.2
immediately upon written notice to Genoa in the event that Genoa (or a Permitted Sublicensee) is in breach of its obligation to use Commercially Reasonable Efforts relating to any of the Drug Product(s) pursuant to Section 3.7.1 (Commercially Reasonable Efforts) and such breach is not cured within [***] of Genoa’s receipt of written notice from PARI specifying in reasonable detail the nature of such breach (provided, however, that the time period set forth in Section 3.7.4 (Notice and Cure) shall be deemed to be included in such one hundred [***] and not in addition thereto), such termination applicable only to that Drug Product for the Territory, unless the breach is limited to a territory outside the United States, then such termination shall be applicable only to that Drug Product for that territory outside the United States for which there is a breach and that has not been cured pursuant to this Section 11.3.2.

11.3.3
immediately upon written notice to Genoa in the event Genoa initiates a voluntary proceeding under the U.S. Bankruptcy Code; or
11.3.4
immediately upon written notice to Genoa in the event Genoa becomes the subject of an involuntary proceeding under the U.S. Bankruptcy Code and such proceeding is not dismissed or stayed within [***] of its commencement.
11.4
Termination of Agreement by Genoa. (i) Before the date of the First Commercial Sale, Genoa may terminate this Agreement and the License upon not less than sixty (60) days’ written notice to PARI. (ii) On or after the date of the First Commercial Sale, upon written notice to PARI, Genoa (or its Permitted Sublicensee) may terminate this Agreement and the License in accordance with Section 4.8(y). (iii) For the avoidance of doubt, Genoa may also terminate this Agreement and the License upon written notice to PARI in case the Device is rejected by a Regulatory Authority for use with the Drug Product and all appeals against such rejection have been exhausted. For the avoidance of doubt, no compensation is due by Genoa in case of (i) or (iii).
11.5
Effect of Termination.
11.5.1
Termination shall not relieve either Party of any obligations (including payment obligations) which have accrued prior to the effective date of such termination.
11.5.2
In the case of any breach of the terms of the License, a decision not to terminate does not reduce or eliminate any recourse otherwise available to either Party.
11.5.3
Upon any termination of this Agreement other than by Genoa under Section 11.2 (Termination of Agreement for Material Breach), all rights under the License shall automatically terminate and revert to PARI.
11.5.4
Upon termination by Genoa under Section 11.2 (Termination of Agreement for Material Breach), at Genoa’s option, the License shall survive, subject to compliance by Genoa with all applicable provisions of this Agreement (including payment of Royalties).
11.5.5
Subject to the foregoing, upon termination of this Agreement and assuming that a First Commercial sale has occurred, Genoa shall have the right to sell off any Devices and Accessories that are solely in Genoa’s, its Affiliates or Permitted Sublicensees’ possession for a period not to exceed [***] from the date of termination for exclusive use with the Drug Product(s), subject to payment of any applicable Royalty obligations and compliance with the provisions of Section 8.9 (Off-Label Promotion) of this Agreement and the Supply Agreement.
11.5.6
Upon the termination of this Agreement for any reason, other than termination by (a) Genoa under Section 11.4 (Termination of Agreement by Genoa), (b) PARI pursuant to Section 11.3.1 (Termination of Agreement by PARI), or (c) PARI pursuant to Sections 11.3.2 (Termination of Agreement by PARI) or 11.3.3 (Termination of Agreement by PARI) unless the applicable Permitted Sublicensee is pursuing Commercially Reasonable Efforts for the Drug Product(s) for exclusive use with the

Device in a specific territory and otherwise meeting the diligence milestones pursuant to Section 3.7.1 (Commercially Reasonable Efforts), any Sublicense granted by Genoa hereunder shall survive such termination and automatically convert to a direct license between PARI and the Sublicensee; provided, however, such Sublicense: (i) received the prior written approval from PARI, (ii) complies with all of the provisions of Section 2.3 (Right to Sublicense) and is consistent with all of, and not in conflict with, any of the terms of this Agreement, (iii) includes financial and payment terms, including milestone payments, Royalty payments, and, if for a territory that includes the United States, Annual Minimum Royalties that are no less than those in this Agreement, (iv) imposes no obligations on PARI more stringent or different from those set forth in this Agreement and (iv) imposes on the Permitted Sublicensee the same obligations and restrictions as are imposed on Genoa under this Agreement. If (i) this Agreement is terminated by Genoa pursuant to Section 11.4 (Termination of Agreement by Genoa) or by PARI pursuant to Sections 11.3.1 (Termination of Agreement by PARI), 11.3.2 (Termination of Agreement by PARI) or 11.3.3 (Termination of Agreement by PARI) (as conditioned above) or (ii) a Sublicense agreement does not conform to the provisions of this Agreement, including Section 2.3 (Right to Sublicense) and this Section 11.5.6, then in the case of (i) above in this sentence all Sublicenses and in the case of (ii) above in this sentence the non-conforming Sublicense only, shall immediately terminate. Notwithstanding anything to the contrary in this Section 11.5.6 or elsewhere in this Agreement, in the event (x) this Agreement is terminated pursuant to Sections 11.2 (Termination of Agreement for Material Breach), 11.3.1 (Termination of Agreement by PARI), 11.3.3 (Termination of Agreement by PARI) or 11.4 (Termination of Agreement by Genoa) and the License to Genoa for a Drug Product is terminated or (y) a Sublicense agreement for a Drug Product for the United States is terminated, then all Sublicense agreements for such Drug Product shall automatically terminate.
11.6
Section 365(n) of the Bankruptcy Code. All rights and licenses granted under or pursuant to any section of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code (beginning at 11 U.S.C. 101, as amended) (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101 of the Bankruptcy Code. The Parties shall retain and may fully exercise all of their respective rights and elections under Section 365(n) of the Bankruptcy Code.
11.7
Survival. Except as expressly provided herein, Sections 1 (Definitions), 2.3 (Right to Sublicense), 3.4 (Improvements), 3.5 (License Back), 5.8 (Recordkeeping), 5.9 (Audit Rights), 5.10 (Withholding Taxes), 5.11 (Late Payments), Section 6 (Patent Rights), 7 (Confidential Information), 10 (Indemnification), 11 (Term and Termination), 12 (Limitation of Liability), 13 (Dispute Resolution) and 14 (Miscellaneous) and any accrued rights as to payments due shall survive any expiration or early termination of this Agreement.

12.
LIMITATION OF LIABILITY. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY UNDER ANY CIRCUMSTANCES OR ANY LEGAL OR EQUITABLE THEORY, WHETHER IN CONTRACT, STRICT LIABILITY OR OTHERWISE, FOR ANY INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR DAMAGES FOR LOST PROFITS ARISING OUT OF OR RELATED TO THE LICENSED INTELLECTUAL PROPERTY OR TO THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OR ANY LIMITED REMEDY. NOTWITHSTANDING THE FOREGOING, THESE LIMITATIONS SHALL NOT APPLY TO ANY THIRD-PARTY CLAIM THAT IS THE SUBJECT OF SECTION 10 (INDEMNIFICATION), TO THE EXTENT SUCH THIRD PARTY HAS BEEN AWARDED SUCH DAMAGES.
13.
DISPUTE RESOLUTION.
13.1
Informal Resolution. Subject to Section 14.8 (Injunctive Relief), in the event of any controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, or alleged breach of this Agreement (the “Dispute”), prior to instituting any arbitration on account of such Dispute, the Parties shall attempt in good faith to settle such Dispute first by negotiation and consultation between themselves, including referral of such Dispute to the Chief Executive Officer of Genoa and the President of PARI. In the event said executives are unable to resolve such Dispute or agree upon a mechanism to resolve such Dispute within [***] of the first written request for dispute resolution under this Section 13.1, then the Parties shall resolve all such Disputes in accordance with Section 13.2 (Arbitration).
13.2
Arbitration. If any Dispute has not been resolved by good faith negotiations between the Parties pursuant to Section 13.1 (Informal Resolution) above, then the Parties shall endeavor to settle the Dispute by submitting the matter to binding arbitration by the American Arbitration Association (“AAA”) in Manhattan, New York. Such arbitration may be conducted under the commercial rules then in effect for the AAA except as provided herein. All such proceedings shall be held in English and a transcribed record prepared in English. Each Party shall choose one (1) arbitrator within [***] of receipt of notice of the intent to arbitrate. Such arbitrators shall thereafter choose a third arbitrator within [***] of their appointment. If no arbitrator is appointed within the times herein provided or any extension of time which is mutually agreed upon, the AAA shall make such appointment of the first two (2) arbitrators within [***] of such failure who shall thereafter pick the third as set forth herein. Each Party in any arbitration proceeding commenced hereunder shall bear such Party’s own costs and expenses (including expert witness and attorneys’ fees) of investigating, preparing and pursuing such arbitration claim. Nothing in this Agreement shall be deemed as preventing either Party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of the Dispute as necessary to protect either Party’s name, intellectual property or Confidential Information, and the breaching Party shall waive any requirement that such Party or Parties post bond as a condition for obtaining any such relief. If the Dispute involves scientific or technical matters, any arbitrator chosen hereunder shall have educational training and/or experience sufficient to demonstrate a reasonable level of knowledge in the field of lung disease. The award rendered by the arbitrators shall be written, final and non-appealable, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

14.
MISCELLANEOUS.
14.1
Governing Law. This Agreement shall be governed by the laws of the State of New York, notwithstanding any conflict of law provisions.
14.2
Unenforceability. Both Parties hereby expressly state that it is the intention of neither Party to violate any Law. If any of the provisions of this Agreement are held to be void or unenforceable, then the other provisions of this Agreement will remain in full force and effect and such void or unenforceable provisions shall be replaced by valid and enforceable provisions which will achieve as far as possible the economic business intentions of the Parties.
14.3
Force Majeure. Neither Party shall be liable for failure to perform, or delay in the performance of, its obligations under this Agreement when such failure or delay is caused by an event of force majeure. For purposes of this Agreement, an event of force majeure means any event or circumstance beyond the reasonable control of the affected Party, including war, insurrection, riot, acts of terrorism, fire, flood or other unusual weather condition, explosion, act of God, peril of the sea, sabotage, act of governmental authority or compliance with governmental order on national defense requirements. If, due to any event of force majeure, either Party shall be unable to fulfill its obligations under this Agreement, the affected Party shall immediately notify the other Party of such inability and of the period during which such inability is expected to continue and the time for performance shall be extended for a number of days equal to the duration of the force majeure.
14.4
No Waiver. The failure by either Party to take any action or assert any right hereunder shall in no way be construed to be a waiver of such right, nor in any way be deemed to affect the validity of this Agreement or any part hereof, or the right of a Party to thereafter enforce each and every provision of this Agreement.
14.5
Drafting. This Agreement shall not be construed more strictly against one Party than the other because it may have been drafted by one of the Parties or its counsel, each Party having contributed through its counsel substantially and materially to the negotiation and drafting thereof.
14.6
Assignment. This Agreement and the Parties’ rights and obligations hereunder shall not be assignable except with the prior written consent of the other Party, not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, either Party shall have the right to assign this Agreement or its rights or obligations under this Agreement without any prior written consent to any of its Affiliates, successors in interest or acquirers of all or substantially all of its assets relating to the Licensed Intellectual Property, the Device or the Drug Product(s) as applicable; provided, however, such Affiliate, successor in interest or acquirer (i) in case of assignment by Genoa is not a PARI Competitor, and (ii) in all cases assumes all of such Party’s obligations under this Agreement. Any assignment not in accordance with this Section 14.6 shall be void. To the extent Genoa desires to assign this Agreement or its rights or obligations under this Agreement to a PARI Competitor, the Parties agree that PARI shall consider any such request from Genoa, without, however, any obligation to consent and agree to such request.

14.7
Relationship of the Parties. In making and performing this Agreement, the Parties are acting, and intend to be treated, as independent entities and nothing contained in this Agreement shall be construed or implied to create an agency, partnership, joint venture, or employer and employee relationship between or among any of the Parties. Except as otherwise provided herein, no Party may make any representation, warranty or commitment, whether express or implied, on behalf of or incur any charges or expenses for or in the name of any other Party. No Party shall be liable for the act of any other Party unless such act is expressly authorized in writing by such Party.
14.8
Injunctive Relief. Each of the Parties agrees that if certain material obligations under this Agreement are not performed in accordance their specific terms or are otherwise breached, (a) severe and irreparable damage may occur, (b) no adequate remedy at law may exist and (c) damages may be difficult to determine. Each of the Parties agrees that, in such case, the injured Parties shall be authorized and entitled to seek from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, as well as any other relief permitted by applicable Law, and the breaching Party shall waive any requirement that such Party or Parties post bond as a condition for obtaining any such relief.
14.9
Notices. Every notice, election, demand, consent, request, approval, report, offer, acceptance, certificate, or other communication required or permitted under this Agreement or by applicable Law shall be in writing and shall be deemed to have been delivered and received (a) when personally delivered, (b) on the [***] after which sent by registered or certified mail, postage prepaid, return receipt requested, (c) on the date on which transmitted by facsimile or other electronic means generating a receipt evidencing a successful transmission (provided, however, on that same date, a copy of such notice is sent by registered or certified mail, postage prepaid, return receipt requested), or (d) on the [***] after the Business Day on which deposited with a regulated public carrier (e.g., Federal Express) for overnight delivery (receipt verified), freight prepaid, addressed to the Party for whom intended at the mailing address or facsimile number set forth below, or such other mailing address or facsimile number, notice of which is given in a manner permitted by this Section 14.9.

For PARI:

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For Genoa:

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14.10
Entire Agreement. This Agreement, the Exhibits and Schedules to this Agreement, the “[***] ” with the effective date [***] , and the “[***]” with the effective date [***] contain the entire understanding between the Parties relating to the subject matter hereof and supersedes any and all prior agreements, understandings and arrangements, whether written or oral, between the Parties hereto, including the Confidential Disclosure Agreement entered into between the Parties effective as of January 4th, 2012 (“CDA”), which CDA is hereby expressly terminated as of the Effective Date. Any confidential information which was disclosed under the CDA shall remain confidential and shall be considered Confidential Information hereunder and shall be subject to the confidentiality provisions set forth in Section 7 (Confidential Information) of this Agreement. Notwithstanding the foregoing, neither Party shall be relieved from any liability for any past breach of any prior written agreements, including the CDA. No amendments, changes, modifications, waivers or alterations of the terms and conditions of this Agreement shall be binding upon either Party hereto unless in writing and signed by both Parties.
14.11
Binding Effect. This Agreement shall be binding upon, and the rights and obligations hereof shall apply to the Parties and any successor(s) and permitted assigns.
14.12
Headings. The captions to the Sections hereof are merely guides or labels to assist in locating and reading the several Sections hereof and are not a part of this Agreement and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.
14.13
Counterparts. This Agreement may be executed in counterparts (facsimile and electronic transmission included) and each such counterpart shall be deemed an original hereof.

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IN WITNESS WHEREOF, the Parties hereto have executed this License Agreement as of the Effective Date.

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[Signature page to License Agreement.]

SCHEDULE A1

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SCHEDULE A2

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Schedule B

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Schedule C

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Schedule D

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SCHEDULE E

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SCHEDULE F

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